Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of February 12, 2009

among

PROTEIN TRANSACTION, LLC,

a wholly-owned subsidiary of MERCK & CO., INC.,

INSMED INCORPORATED

and

MERCK & CO., INC.,

TABLE OF CONTENTS
Page Number

ARTICLE I PURCHASE PRICE AND CLOSING                            1

Section 1.1Sale and Purchase of the Purchased Assets                           1
Section 1.2First Closing Assets and Second Closing Assets                           3
Section 1.3Excluded Assets                           3
Section 1.4Assumption of Liabilities                           4
Section 1.5Retained Liabilities.                           5
Section 1.6First Closing; Second Closing.                           6
Section 1.7First Closing Assets Purchase Price.                           7
Section 1.8Second Closing Assets Purchase Price                           9
Section 1.9Obligations of Seller During Post-Closing Period.                           9
Section 1.10Withholding Taxes                           9
Section 1.11Assignment of Contracts; Rights and Obligations                           10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER                            10
Section 2.1Organization, Standing and Corporate Power.                           10
Section 2.2Purchased Assets.                           11
Section 2.3Authority; Noncontravention; Voting Requirements.                          11
Section 2.4Governmental Approvals and Consents                          12
Section 2.5Seller SEC Documents; Undisclosed Liabilities.                           12
Section 2.6Absence of Certain Changes                           13
Section 2.7Legal Proceedings                           13
Section 2.8Compliance With Laws; Permits                           14
Section 2.9Taxes                           14
Section 2.10Personnel Matters.                           15
Section 2.11Employee Benefit Plans.                           16
Section 2.12Labor Matters                           16
Section 2.13Environmental Matters.                           17
Section 2.14Material Contracts.                           18
Section 2.15Properties.                           19
Section 2.16Intellectual Property.                           20
Section 2.17Regulatory Matters.                           22
Section 2.18Opinion of Financial Advisor                           24
Section 2.19Brokers and Other Advisors                           25
Section 2.20State Takeover Statutes                           25
Section 2.21Related Party Transactions.                           25
Section 2.22Solvency; Fair Consideration; No Fraudulent Conveyance                           25
Section 2.23Termination of Representations and Warranties                           25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER                            25

Section 3.1Organization, Standing and Corporate Power                           25
Section 3.2Authority; Noncontravention.                           26
Section 3.3Governmental Approvals.                           26
Section 3.4Ownership and Operations of Purchaser                           27
Section 3.5Sufficient Funds                           27
Section 3.6Legal Proceedings                           27

ARTICLE IV ADDITIONAL COVENANTS AND AGREEMENTS                           27

Section 4.1Conduct of Business.                           27
Section 4.2No Solicitation.                           31
Section 4.3Reasonable Best Efforts.                           34
Section 4.4Certain Filings and Notices; SEC Filings.                           36
Section 4.5Public Announcements.                           36
Section 4.6Access to Information; Confidentiality.                           36
Section 4.7Notification of Certain Matters.                           38
Section 4.8Fees and Expenses                           39
Section 4.9Transferred Employees.                           39
Section 4.10Further Assurances                           41
Section 4.11Seller Non-Competition and Non-Solicitation.                           41
Section 4.12Certain Tax Matters.                           42
Section 4.13Mail; Payments.                           43
Section 4.14Excluded Products                           44
Section 4.15Notices to Debt, Option and Warrant Holders                           44
Section 4.16Release under Security for Boulder Leases                           44

ARTICLE V CONDITIONS TO THE SECOND CLOSING                            44

Section 5.1Conditions to Each Party’s Obligation to Effect the Second Closing Transactions                           44
Section 5.2Conditions to the Seller’s Obligation to Effect the Second Closing Transactions                           44

Section 5.3Conditions to Parent’s and Purchaser’s Obligation to Effect the Second Closing Transactions                           45
Section 5.4Deliveries by the Seller at Second Closing                           46
Section 5.5Deliveries by Purchaser at Second Closing                           47

ARTICLE VI TERMINATION                            47

Section 6.1Termination.                           47
Section 6.2Effect of Termination                          49
Section 6.3Termination Fees.                           49
Section 6.4First Closing Assets Repurchase Right.                           50

ARTICLE VII MISCELLANEOUS                            51

Section 7.1Amendment or Supplement                           51
Section 7.2Extension of Time, Waiver, Etc                           51
Section 7.3Assignment                           51
Section 7.4Counterparts                           51
Section 7.5Entire Agreement; No Third Party Beneficiaries                           51
Section 7.6Governing Law; Jurisdiction; Waiver of Jury Trial.                           52
Section 7.7Specific Performance                           52
Section 7.8Notices                           52
Section 7.9Severability.                           53
Section 7.10Definitions                           54
Section 7.11Interpretation                           58

Table of Defined Terms

The following terms are defined in the section of this Agreement set forth after such term below:

Acquisition Proposal	Section 4.2(e)
Additional Payment Date	Section 1.7(b)
Affiliate	Section 7.10(a)
Agreement	Recitals
Allocation	Section 4.12(d)
Apportioned Obligations	Section 4.12(b)
Assumed Boulder Leases	Section 1.1(a)
Assumed Liabilities	Section 1.4
Bankruptcy and Equity Exception	Section 2.3(a)
Boulder Facilities	Section 7.10(b)
Boulder Lease	Section 2.15(a)
Business Day	Section 7.10(c)
Code	Section 1.10
Confidential Information	Section 7.10(d)
Confidentiality Agreement	Section 4.2(b)
Contracts	Section 7.10(e)
End Date	Section 6.1(b)(i)
Environmental Laws	Section 2.13(f)(i)
ERISA	Section 2.11(a)
ERISA Affiliate	Section 2.11(a)
Event	Section 7.10(aa)
Exchange Act	Section 2.4
Excluded Assets	Section 1.3
Excluded Products	Section 7.10(f)
FDA	Section 7.10(g)
Financial Advisor	Section 2.18
First Closing Assets	Section 1.2
First Closing	Section 1.6(a)
First Closing Date	Section 1.6(a)
First Closing Purchase Price	Section 1.7(a)
First Closing Transactions	Section 1.6(a)
GAAP	Section 7.10(h)
Governmental Authority	Section 7.10(i)
Hazardous Materials	Section 2.13(f)(ii)
HSR Act	Section 7.10(j)
Indebtedness	Section 7.10(k)
Intellectual Property Rights	Section 7.10(l)
IPLEX™ EAP	Section 7.10(m)
Key Products	Section 7.10(n)
Key Products Employees	Section 2.10(a)
Key Products IP Contracts	Section 7.10(o)
Key Products IP Rights	Section 1.1(d)
Key Products Registered IP	Section 2.16(b)
Knowledge	Section 7.10(p)
Laws	Section 2.8
Lease Security	Section 4.16
Leased Real Property	Section 2.15(a)
Liability	Section 7.10(q)
Lien	Section 7.10(r)
Loss	Section 1.4
Material Contracts	Section 2.14(a)
Nasdaq	Section 2.4
Organizational Documents	Section 2.1(b)
Parent	Recitals
Parent Indemnified Parties	Section 1.5(b)
Parent Plans	Section 4.9(d)
Parent Severance Plan	Section 4.9(e)
Permits	Section 2.8
Permitted Liens	Section 7.10(s)
Person	Section 7.10(t)
Post Closing Period	Section 1.9(a)
Primary Boulder Facilities	Section 7.10(u)
Primary Boulder Leases	Section 2.15(a)
Purchase Price	Section 1.8
Purchased Assets	Section 1.1
Purchased Assets Permits	Section 2.8
Purchased Assets Regulatory Documentation	Section 1.1(f)
Purchased Contracts	Section 1.1(l)
Purchased Inventory	Section 1.1(j)
Purchaser	Recitals
Purchaser Material Adverse Effect	Section 3.1
Regulatory Authority	Section 7.10(v)
Release	Section 2.13(f)(iii)
Representatives	Section 4.2(a)
Repurchase Right	Section 6.4(a)
Restraints	Section 5.1(a)
Retained Liabilities	Section 1.5
SEC	Section 7.10(w)
Second Closing Assets	Section 1.2
Second Closing	Section 1.6(b)
Second Closing Date	Section 1.6(b)
Second Closing Purchase Price	Section 1.8
Second Closing Transactions	Section 1.6(b)
Secondary Boulder Facilities	Section 7.10(x)
Secondary Boulder Leases	Section 2.15(a)
Securities Act	Section 2.4
Seller	Recitals
Seller Account	Section 1.7(a)
Seller Common Stock	Section 2.4
Seller Confidential Information	Section 7.10(y)
Seller Convertible Notes	Section 7.10(z)
Seller Disclosure Schedule	ARTICLE II
Seller Material Adverse Effect	Section 7.10(aa)
Seller Payment Event	Section 6.3(a)
Seller Plans	Section 2.11(a)
Seller SEC Documents	Section 2.5(a)
Seller Securities	Section 4.1(b)(i)
Seller Termination Fee	Section 6.3(a)
Solvent	Section 7.10(bb)
Subsidiary	Section 7.10(cc)
Superior Proposal	Section 4.2(e)
Taxes	Section 2.9
Tax Return	Section 2.9
Third Party Supplier	Section 2.17(d)
Trademark	Section 7.10(dd)
Trade Secret	Section 7.10(ee)
Transactions	Section 7.10(ff)
Transfer Taxes	Section 4.12(a)
Transferred Employee	Section 4.9(a)
VSCA	Section 2.3(b)
Work Plan	Section 1.6(a)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 12, 2009 (this “Agreement”), is among PROTEIN TRANSACTION, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), INSMED INCORPORATED, a Virginia corporation (the “Seller”), and MERCK & CO., INC., a New Jersey corporation (“Parent”).

WHEREAS, the Boards of Directors of the Seller and Parent and the Board of Managers of Purchaser have approved the acquisition of the Purchased Assets by Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Purchased Assets, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, as an inducement to and condition to Parent’s and Purchaser’s willingness to enter into this Agreement, prior to the date of this Agreement, the Seller has entered into amendments to the Primary Boulder Leases, in form and substance satisfactory to Parent, which provide the Seller with assignable options to renew the Primary Boulder Leases through the year 2035.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Seller hereby agree as follows:

ARTICLE I

PURCHASE PRICE AND CLOSING

Section 1.1 Sale and Purchase of the Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, at the times set forth in Section 1.6, the Seller shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Purchaser, and Purchaser shall purchase and acquire, free and clear of any Liens, other than Permitted Liens, all right, title and interest in and to the Purchased Assets.  For purposes of this Agreement, the “Purchased Assets” shall mean all of the following assets of the Seller or its Subsidiaries:

(a) (i) the Primary Boulder Leases and (ii) the Secondary Boulder Leases with respect to which a landlord consent to assignment is delivered to Purchaser on or before the Second Closing Date (the leases referenced to in (i) and (ii), together the “Assumed Boulder Leases”);

(b) all equipment and other tangible assets located at the Boulder Facilities, which shall include all equipment and tangible assets used in connection with the Key Products, including those described in Section 1.1(b) of the Seller Disclosure Schedule;

(c) the Key Products, including all formulations thereof and all proprietary rights of the Seller and its Subsidiaries embodied in or associated with the Key Products which is not otherwise set forth in this Section 1.1;

(d) all Intellectual Property Rights embodied or disclosed in or otherwise related to the Key Products, or the research, production, manufacture, or development of any Key Product (the “Key Products IP Rights”), together with all of the Seller’s or its Subsidiaries’ rights to sue and obtain damages and equitable relief for past, present and future infringement, misappropriation or violation of any of the foregoing;

(e) all notebooks, records and other media embodying the Key Products (and to the extent such is stored in any equipment, the Purchased Assets will include that equipment);

(f) all filings and supporting documents submitted to and received from any Regulatory Authority relating to the Key Products and the Boulder Facilities, and all data contained therein or incorporated therein by reference, including any Investigational New Drug application (IND), Clinical Trial Application (CTA), investigator’s brochures, pharmacology/toxicology data and reports, correspondence to and from a Regulatory Authority, written summaries of any oral discussions with a Regulatory Authority, including minutes from teleconferences and meetings with a Regulatory Authority, registrations and licenses, adverse event files, complaint files and manufacturing and testing records, all qualification and validation documents, and all documentation pertaining to any Regulatory Authority inspections (the “Purchased Assets Regulatory Documentation”);

(g) all data, information, publications and other materials of the Seller or its Subsidiaries embodying or relating to (i) the clinical and non-clinical (including in vitro and animal) testing of the Key Products performed by or on behalf of the Seller or its Subsidiaries and (ii) clinical field experience with the Key Products that is necessary or useful for making regulatory filings for, or marketing of, the Key Products;

(h) all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents and other regulatory approvals issued by any Regulatory Authority which are required (i) to lease, own or operate the Boulder Facilities, (ii) for clinical testing of any Key Product or (iii) for the handling, possession, importation, marketing, promotion, pricing or sale of any Key Product and all applications for any of the aforementioned items;

(i) all environmental, health and safety records and Permits for the Boulder Facilities;

(j) all inventory of finished Key Products and all materials, samples, assays, reagents, chemicals generated or used by the Seller or its Subsidiaries (or Persons working on their behalf) in the research, development, manufacture or use of any Key Product, including the inventory set forth in Section 1.1(j) of the Seller Disclosure Schedule (collectively, the “Purchased Inventory”);

(k) all manufacturing product records relating to the Boulder Facilities or any Key Products, including all of the reports, files, data and other documents and information produced by or for the Seller or its Subsidiaries in connection with the manufacture of any Key Product that are in the possession or control of the Seller or its Subsidiaries, including those described in Section 1.1(k) of the Seller Disclosure Schedule;

(l) all rights, benefits and interests under all (i) Key Products IP Contracts, (ii) all Contracts relating to the Key Products, the Purchased Inventory or any of the Purchased Assets and (iii) all other Contracts, purchase orders and other similar arrangements (including all express or implied warranties from the suppliers of goods or services) used or held for use by the Seller or its Subsidiaries in connection with the Key Products, including, with respect to (i), (ii) and (iii) above, those described in Section 1.1(l) of the Seller Disclosure Schedule (the “Purchased Contracts”);

(m) all rights to receive mail (including e-mail) and other communications related to the Purchased Assets and communications from suppliers, agents and others with respect to the Purchased Assets;

(n) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any matter existing or arising, whether choate or inchoate, known or unknown, contingent or noncontingent), including claims under warranties or guarantees or indemnities to the extent related to the Purchased Assets or the Assumed Liabilities;

(o) all insurance benefits, including all property and casualty proceeds received or receivable in connection with the damage or destruction of any asset that would have been included in the Purchased Assets but for such damage or complete destruction;

(p) all written legal opinions that Seller or its Subsidiaries have received with respect to any of the Key Products or the Boulder Facilities; and

(q) all other assets, properties, rights, records and documentation used or held for use in connection with, or otherwise related to, the Key Products or the Boulder Facilities, other than the Excluded Assets.

To the extent any of the Purchased Assets consist of records, files, notebooks or other information, and such information is included in media that also contains information relating to any of the Excluded Assets, then the Purchased Assets shall include the original of such media, and the Seller shall be entitled to retain a copy of the information relating to the Excluded Assets.

Section 1.2 First Closing Assets and Second Closing Assets.  The Purchased Assets that are being sold, assigned and transferred to Purchaser at the First Closing shall include all of the Purchased Assets set forth in Section 1.1(c), Section 1.1(d), Section 1.1(e), Section 1.1(f), Section 1.1(g) and Section 1.1(k) to the extent constituting, associated with, or relating to, product candidates INS-19 Granulocyte Colony Stimulating Factor and INS-20 Pegylated Granulocyte Colony Stimulating Factor (the “First Closing Assets”).  All of the remaining Purchased Assets (the “Second Closing Assets”) shall be sold, assigned and transferred to Purchaser at the Second Closing.

Section 1.3 Excluded Assets.  Other than the Purchased Assets, neither the Seller nor its Subsidiaries shall sell, transfer, assign or deliver to Purchaser any of its rights, titles to or interests in any of its other assets (the “Excluded Assets”) which are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of the Seller after the First Closing and the Second Closing.  The Excluded Assets include the following assets of the Seller or its Subsidiaries:

(a) the Excluded Products;

(b) the Intellectual Property Rights and other proprietary rights of the Seller embodied solely in or associated solely with the Excluded Products and/or the IPLEX™ EAP;

(c) each Contract, and any verbal or written agreement to enter into a Contract, that any of the Seller or its Subsidiaries is a party to or bound by with respect to the Excluded Products, including any Contract that would obligate the Seller or its Subsidiaries to (i) research, develop, manufacture, supply or commercialize any Excluded Product, or any derivative product, for any indication, (ii) seek approval from the FDA or any other Regulatory Authority with respect to any Excluded Product or (iii) conduct clinical trials with respect to any Excluded Product or provide patients with access to any Excluded Product, including the IPLEX™ EAP;

(d) all cash, cash equivalents and short term investments;

(e) assets located at the Seller’s corporate headquarters in Richmond, Virginia, including all minute books, stock records and corporate seals, to the extent that such Richmond assets are not otherwise included in clauses (a) – (p) of the definition of the Purchased Assets;

(f) all personnel records and other records that the Seller is required by Law to retain in its possession (provided copies of any such records shall be provided to the Purchaser at the Second Closing, to the extent permitted by Law);

(g) all claims for refund of Seller's Taxes;

(h) all rights of the Seller under this Agreement or any other agreement, instrument, certificate or document required to be delivered to the Seller at the Second Closing pursuant to Section 5.5; and

(i) the property and assets expressly designated in Section 1.3(i) of the Seller Disclosure Schedule.

Section 1.4 Assumption of Liabilities.  Effective as of the Second Closing, the Seller shall not have any liability or obligation with respect to, and Purchaser shall assume and thereafter pay, perform and discharge when due, without recourse to the Seller, the Liabilities arising under the Purchased Contracts and the Assumed Boulder Leases (including the replacement of any security deposit, line of credit or other surety held by the landlord(s) under the Assumed Boulder Leases to ensure performance of the Assumed Boulder Leases) solely to the extent such obligations require performance after the Second Closing (which, for the avoidance of doubt, shall not include any obligations and Liabilities arising out of or relating to a breach by the Seller or its Subsidiaries that occurred prior to the Second Closing Date and any Liabilities which are Retained Liabilities, collectively, the “Assumed Liabilities”).  Parent shall cause Purchaser to, and Purchaser shall, pay, perform and discharge when due, without recourse to the Seller, all Assumed Liabilities related to the Purchased Assets which arise after the Second Closing Date.  Parent and Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective officers, directors, employees, successors and assigns from and against all claims, losses, liabilities, damages, deficiencies, interest and penalties, Taxes, costs and expenses, including losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation hereafter (individually a “Loss” and collectively “Losses”), arising in connection with or relating to the Assumed Liabilities.

Section 1.5 Retained Liabilities.

(a) Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates shall not have any liability or obligation with respect to, shall not assume or agree to pay, perform or discharge, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the First Closing or the Second Closing pursuant to this Agreement, or as a result of the consummation of the Transactions, to have assumed, or to have agreed to pay, perform or discharge, any liability or obligation of the Seller, its Subsidiaries or any of their Affiliates, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, due or to become due, accrued, absolute, contingent or otherwise, and whether arising prior to, on or after the First Closing Date, with respect to the First Closing Assets, or the Second Closing Date, with respect to the Second Closing Assets, other than the Assumed Liabilities (such Liabilities not assumed by Purchaser, collectively, the “Retained Liabilities”).  “Retained Liabilities” shall include the following:

(i)
all Liabilities of Seller or its Subsidiaries, or any member of any consolidated, affiliated, combined or unitary group of which Seller or any of its Subsidiaries is or has been a member, for Taxes (including any Liability for Taxes relating to any of the Purchased Assets or the ownership, control, lease or license of any of the Purchased Assets);

(ii)	all Liabilities of the Seller or its Subsidiaries arising pursuant to this Agreement;

(iii)
all Liabilities and obligations of the Seller or its Subsidiaries arising under the Seller Plans or relating to payroll, vacation, sick leave, workers’ compensation and unemployment benefits of any kind;

(iv)
all Liabilities of the Seller or its Subsidiaries in connection with any claims, actions, suits, audits, inquiries, proceedings by any Governmental Authority or third party (including any shareholders of the Seller, whether brought directly, derivatively or otherwise), including any claims, actions, suits, audits, inquiries, proceedings arising as a result of or relating to the entry into the Agreement or the consummation of the Transactions;

(v)	all Liabilities of the Seller and its Subsidiaries relating to, arising out of or incurred in connection with any of the Excluded Assets (including under any Contracts related thereto);

(vi)
all Liabilities arising under any Environmental Law; provided that such Liabilities shall be Retained Liabilities only to the extent that any such Liability of the Seller, its Subsidiaries or any of their Affiliates arises during the two-year period beginning on the Second Closing Date;

(vii)	all Liabilities of the Seller or its Subsidiaries arising as a result of violations of any Laws (other than Environmental Laws);

(viii)	all Liabilities of the Seller or its Subsidiaries for Indebtedness;

(ix)
all Liabilities arising out of or resulting from any breach by the Seller or its Subsidiaries under any Purchased Contract or Boulder Lease prior to the date on which any such Purchased Contract or Boulder Lease is transferred by the Seller to Purchaser in accordance with the terms of this Agreement;

(x)
all Liabilities arising out of or related to any broker’s, finder’s, advisory or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries; and

(xi)
with respect to the First Closing Assets, all other Liabilities of the Seller or its Subsidiaries arising out of or relating to periods prior to the First Closing and with respect to the Second Closing Assets, all other Liabilities of the Seller or its Subsidiaries arising out of or relating to periods prior to the Second Closing.

(b) The Seller shall pay, discharge and perform all of the Retained Liabilities when due.  The Seller shall indemnify, defend and hold harmless Parent, Purchaser, their Affiliates, and their respective officers, directors, employees, successors and assigns (the “Parent Indemnified Parties”) from and against all Losses, arising in connection with or relating to the Retained Liabilities.  For purposes of this Section 1.5, the “Seller” shall be deemed to include all Affiliates of the Seller and any predecessors and successors to the Seller (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

Section 1.6 First Closing; Second Closing.

(a) The closing (the “First Closing”) of the purchase and sale of the First Closing Assets (the “First Closing Transactions”) shall take place at 10:00 a.m. (New York City time) simultaneously with the execution and delivery of this Agreement (the “First Closing Date”).  At the First Closing, the Seller and Purchaser shall execute and deliver such documents (including a legal opinion, addressed to Parent and Purchaser, dated the First Closing Date, from outside counsel to Seller, in form and substance satisfactory to Purchaser, to the effect set forth in Section 5.3(h) of the Seller Disclosure Schedule) as are reasonably necessary and typical for similar transactions in order to complete the transfer of the First Closing Assets from the Seller to Purchaser.  Without limiting the foregoing, promptly following the First Closing, the Seller shall promptly take, or cause to be taken, the actions set forth in Section 1.6(a) of the Seller Disclosure Schedule with respect to the First Closing Assets.  Neither Parent nor Purchaser shall assume any of the Assumed Liabilities at the First Closing.  Effective as of the First Closing Date, Purchaser hereby grants to the Seller and its Subsidiaries a non-exclusive, non-transferable license to use the First Closing Assets solely to the extent necessary for the Seller and its Subsidiaries to perform those activities specified in the Work Plan attached as Section 4.1(c) of the Seller Disclosure Schedule (the “Work Plan”).

(b) The closing (the “Second Closing”) of the purchase and sale of the Second Closing Assets and the assumption of the Assumed Liabilities (the “Second Closing Transactions”) will take place at 10:00 a.m. (New York City time) on March 31, 2009, or such earlier date as is agreed to in writing by the parties hereto, assuming that all of the conditions set forth in ARTICLE V have been satisfied (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction of those conditions at the Second Closing) or waived prior to such date; provided that if the Second Closing does not occur on March 31, 2009, the Second Closing will take place thereafter at 10:00 a.m. (New York City time) on the second Business Day after all of the conditions set forth in ARTICLE V have been satisfied (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction of those conditions at the Second Closing) or waived, unless another time or date is agreed to in writing by the parties hereto.  The date on which the Second Closing actually occurs is hereinafter referred to as the “Second Closing Date.”

(c) The First Closing and the Second Closing shall place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, unless another place is agreed to in writing by the parties hereto.

Section 1.7 First Closing Assets Purchase Price.

(a) Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, at the First Closing, as consideration for the sale, transfer, assignment and delivery of the First Closing Assets to Purchaser, Purchaser shall purchase and acquire all right, title and interest in and to the First Closing Assets for an aggregate purchase price equal to $10,000,000 with $2,500,000 paid within one Business Day after the First Closing Date and, subject to Section 6.4(a), the remaining $7,500,00 to be paid pursuant to, and subject to the conditions set forth in, Section 1.7(b) (the “First Closing Purchase Price”).  At the First Closing, Purchaser shall pay the $2,500,000 in cash by wire transfer of immediately available funds to the account designated in writing by the Seller prior to the First Closing Date (the “Seller Account”).

(b) Additional Payments.  On the terms, and subject to the conditions, set forth in this Section 1.7(b), on March 12, 2009, April 13, 2009 and May 12, 2009 (each, an “Additional Payment Date”), Purchaser shall make the following additional payments to the Seller in consideration for the sale, transfer, assignment and delivery of the First Closing Assets to Purchaser (provided that no payments shall be made to the Seller pursuant to this Section 1.7(b) after the earlier of the Second Closing and the termination of this Agreement pursuant to ARTICLE VI):

(i)
If the conditions set forth in Section 1.7(c) have been satisfied or waived by Purchaser (provided that any such waiver shall be in Purchaser’s sole discretion), on March 12, 2009 Purchaser shall pay $2,500,000, in cash by wire transfer of immediately available funds to the Seller Account.

(ii)
If the Second Closing has not occurred prior to April 13, 2009, and if the conditions set forth in Section 1.7(c) have been satisfied or waived by Purchaser (provided that any such waiver shall be in Purchaser’s sole discretion), on April 13, 2009 Purchaser shall pay $2,500,000, in cash by wire transfer of immediately available funds to the Seller Account.

(iii)
If the Second Closing has not occurred prior to May 12, 2009, and if the conditions set forth in Section 1.7(c) have been satisfied or waived by Purchaser (provided that any such waiver shall be in Purchaser’s sole discretion), on May 12, 2009 Purchaser shall pay $2,500,000, in cash by wire transfer of immediately available funds to the Seller Account.

(c) The obligations of Purchaser to make each payment set forth in Section 1.7(b) shall be subject to the satisfaction (or waiver by Purchaser, in its sole discretion) on or prior to the applicable Additional Payment Date of the following conditions:

(i)
Each of the conditions set forth in Section 5.1, Section 5.3(a), Section 5.3(b), Section 5.3(d), Section 5.3(e) and Section 5.3(f) shall be satisfied provided that (A) references to the “Second Closing” or “Second Closing Date” therein shall be deemed to refer to the applicable Additional Payment Date, and (B) in the case of Section 5.3(d) any such action, suit, proceeding, inquiry or investigation shall not have been settled, dismissed or terminated within 10 Business Days, in each case without any of the Parent Indemnified Parties having any Liability or obligation with respect thereto.

(ii)
None of the landlords of any of the Primary Boulder Facilities shall have notified the Seller, any of Seller’s Subsidiaries, Parent or Purchaser in writing on or prior to the applicable Additional Payment Date that such landlord does not intend to consent or will not consent to the assignment of any of the Primary Boulder Leases in connection with the Transactions.

(iii)
Purchaser being satisfied that, after taking into account the payment to be made on the applicable Additional Payment Date, the value of the Seller’s assets would be less than $10,000,000, as would be shown on a balance sheet of the Seller, prepared in a manner that is consistent with the methodology used to prepare the financial statements of the Seller that have been included in the Seller SEC Documents.

(d) If Parent or Purchaser is not obligated to make a payment on any applicable Additional Payment Date as a result of the failure of the conditions set forth in Section 1.7(c) to be satisfied on such applicable Additional Payment Date, Purchaser and Parent shall either (i) make such payment within 10 Business Days after the applicable Additional Payment Date or (ii) after such ten-Business Day period, promptly notify the Seller of their intention to terminate this Agreement pursuant to ARTICLE VI.

Section 1.8 Second Closing Assets Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, at the Second Closing, as consideration for the sale, transfer, assignment and delivery of all right, title and interest in and to the Second Closing Assets to Purchaser, Parent shall pay, or cause Purchaser to pay, an aggregate purchase price equal to (x) $120,000,000, plus (y) an amount (if any) equal to (i) $10,000,000 less (ii) any amounts previously paid pursuant to Section 1.7(a) and Section 1.7(b) (the “Second Closing Purchase Price” and with the First Closing Purchase Price, the “Purchase Price”).  At the Second Closing, Parent or Purchaser shall pay the Second Closing Purchase Price in cash by wire transfer of immediately available funds to the Seller Account.

Section 1.9 Obligations of Seller During Post-Closing Period.

(a) The Seller shall not, and shall cause its Subsidiaries not to, liquidate or dissolve, or enter into any proceeding relating to bankruptcy, insolvency, liquidation or dissolution until the expiration of the 12 month period following the Second Closing (the “Post Closing Period”).  At all times during the Post Closing Period, the Seller shall (i) promptly satisfy and discharge all Liabilities of the Seller or its Subsidiaries existing on and after the Second Closing Date, (ii) maintain sufficient capital with which to continue its proposed operations and (iii) remain Solvent.  During the three month period following the Second Closing, Purchaser shall not take any action set forth in Section 4.1(b)(i)(B) or Section 4.1(b)(i)(C); provided that, if any action, suit, proceeding, inquiry or investigation by any Governmental Authority or third party (including any shareholders of the Seller, whether brought directly, derivatively or otherwise), shall be instituted, pending or threatened that seeks, or could reasonably be expected to seek to rescind, invalidate, void or undue any of the Transactions after the Second Closing Date, such three-month period shall automatically be extended until such action, suit, proceeding, inquiry or investigation is settled, terminated or dismissed or shall have become final and nonappealable, in each case without any of the Parent Indemnified Parties having any Liability or obligation with respect thereto.

(b) In furtherance of the Seller’s obligations pursuant to Section 1.9(a), promptly following the Second Closing, and before taking any actions during the three month period following the Second Closing that if taken prior to the Second Closing would have required the consent of Purchaser pursuant to Section 4.1(b)(i)(B) or Section 4.1(b)(i)(C), the Seller shall establish and set aside a cash reserve which is sufficient to pay all of the Retained Liabilities.  The amount of this reserve shall be as reasonably determined by the Seller’s Board of Directors and shall include an amount that is sufficient to pay all current Liabilities of the Seller or any of its Subsidiaries and all reasonably anticipated future Liabilities of the Seller or any of its Subsidiaries, including all Liabilities (i) under outstanding options, warrants, Indebtedness and convertible debt, (ii) under the lease for the Seller’s Virginia facility, (iii) under the Seller Plans and (iv) for Taxes (including Taxes resulting from or related to the Transactions).

Section 1.10 Withholding Taxes.  Purchaser shall be entitled to deduct and withhold (without duplication) from any amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.11 Assignment of Contracts; Rights and Obligations.  Except as set forth in Section 5.3(g), nothing contained herein shall require the Seller to assign (or cause to be assigned) any Purchased Contract to Purchaser in connection with the Transactions if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way materially and adversely affect the rights of the Seller, its Subsidiaries or Purchaser thereunder or the rights of Purchaser to the Key Products or other Purchased Assets.  In the event that any Purchased Contract cannot be so assigned or a third party to any such Purchased Contract shall not consent to such assignment, the Seller shall provide to Purchaser all of the Seller’s rights and interests in and to such Purchased Contracts and, where necessary or appropriate, the Seller shall be deemed to be Purchaser’s duly appointed agent for the purpose of completing, fulfilling and discharging all of Purchaser’s rights and liabilities arising after the Second Closing Date with respect to such Purchased Contracts.  The Seller shall use its commercially reasonable efforts to provide Purchaser with the benefit of such Purchased Contracts including (i) enforcing any rights under such Purchased Contracts (including the right to terminate in accordance with the terms thereof upon the request of Purchaser) or (ii) permitting Purchaser to enforce any rights as if such Purchased Contracts had been sold, conveyed, assigned and transferred to Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedule delivered by the Seller to Purchaser and Parent (the “Seller Disclosure Schedule”) prior to the execution of this Agreement, the Seller represents and warrants to Purchaser and Parent that:

Section 2.1 Organization, Standing and Corporate Power.

(a) Each of the Seller and its Subsidiaries is duly organized, validly existing and in good corporate standing (or equivalent status) under the Laws of the state of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to comply with any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Each of the Seller and its Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in corporate good standing (or equivalent status) has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) The Seller has made available to Purchaser true, correct and complete copies of the articles of incorporation and bylaws of the Seller and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (collectively, the “Organizational Documents”).  The Organizational Documents are in full force and effect, and neither the Seller nor any of its Subsidiaries is in material violation of its respective Organizational Documents.

Section 2.2 Purchased Assets.

(a) Seller or its Subsidiaries have good, valid and marketable title to all of the Purchased Assets free and clear of any Liens, except for Permitted Liens.  The Purchased Assets, include all of the assets, rights and properties (including Intellectual Property Rights) of the Seller and its Subsidiaries related to the operation of the Boulder Facilities and that are used or held for use for the manufacture or development of Key Products.

(b) All of the Purchased Assets used by the Seller or its Subsidiaries at the Leased Real Property are in all material respects free from defects (patent or latent) or adverse physical conditions, have been maintained in all material respects in accordance with normal industry practice and are in all material respects in good operating condition and repair, subject to normal wear and tear occurring in the ordinary course of business.

Section 2.3 Authority; Noncontravention; Voting Requirements.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other corporate action on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement or the consummation by it of the Transactions.  This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Seller’s Board of Directors, at a meeting duly called and held at which all of the directors of the Seller’s Board of Directors were present in person or by telephone in compliance with the applicable provisions of the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”), has duly and unanimously adopted resolutions (i) adopting and approving this Agreement and approving the Transactions, (ii) declaring that this Agreement and the Transactions are advisable and in the best interests of the Seller and its shareholders and (iii)  electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws of the VSCA, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the Transactions, and none of the aforesaid actions by the Seller’s Board of Directors has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Seller’s Board of Directors in order for the Seller to approve this Agreement or the Transactions.

(c) None of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the Transactions or compliance by the Seller with any of the terms or provisions hereof will (i) conflict with, or result in a violation or breach of, any provision of any Organizational Document of the Seller or any of its Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 are obtained and the filings referred to in Section 2.4 are timely made, violate any Law applicable to the Seller or any of its Subsidiaries or their respective properties or assets, (iii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the filings referred to in Section 2.4 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust or Contract to which the Seller or any of its Subsidiaries is a party or by which any of the Purchased Assets may be bound or any Purchased Assets Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except, in the case of clause (iii) , for such conflicts, violations, breaches, Liens or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(d) The VSCA does not require that this Agreement or the Transactions be approved by holders of any class or series of capital stock of the Seller or any of its Subsidiaries.

Section 2.4 Governmental Approvals and Consents.  Except for filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated under the Exchange Act and the Securities Act, the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), the HSR Act (if applicable), and the third party consents set forth in Section 2.4 of the Seller Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority, any stock market or stock exchange on which shares of common stock, par value $0.01 per share, of the Seller (the “Seller Common Stock”) are listed for trading, or any third party are necessary (a) for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the Transactions, (b) to avoid the loss of the Purchased Assets Permits or the breach of any Purchased Contract or the creation of a Lien (other than a Permitted Lien) on any of the Purchased Assets or (c) to enable Purchaser to own the First Closing Assets following the First Closing Date and the Second Closing Assets following the Second Closing Date.

Section 2.5 Seller SEC Documents; Undisclosed Liabilities.

(a) Since December 31, 2007, the Seller has timely filed or furnished, as applicable, all reports, forms, schedules, statements, prospectuses, registration statements and other document required to be filed or furnished by the Seller under the Securities Act or the Exchange Act, as the case may be (such documents, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Seller SEC Documents”).  Each Seller SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, complied as to form, and each such Seller SEC Document filed subsequent to the date hereof will comply as to form, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, applicable to such Seller SEC Documents.  Each Seller SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, did not, and each such Seller SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the consolidated balance sheets and the related consolidated statements of income, consolidated statements of income and shareholders’ equity and consolidated statements of cash flows) of the Seller and its Subsidiaries included in the Seller SEC Documents (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Seller and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or, (B) in the case of interim financial statements, for normal year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position of the Seller and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in stockholders’ equity of the Seller and its Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statement, to normal year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect).

(c) Neither the Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations that (i) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (ii) are accrued or reserved against in the most recent financial statements included in the Seller SEC Documents filed prior to the date hereof or are reflected in the notes thereto or (iii) were incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.6 Absence of Certain Changes.  Since December 31, 2007, the business of the Seller and its Subsidiaries has been conducted in the ordinary course and there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.7 Legal Proceedings.  There is no legal or administrative proceeding, claim, suit or action pending or, to the Knowledge of the Seller, threatened, against or affecting, the Seller, any of its Subsidiaries, any of their respective assets or rights, any Seller Plan, any present or former officer, director or employee of the Seller or any of its Subsidiaries in their respective capacities as such before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, nor is there any injunction, order, judgment, ruling or decree of any arbitrator or Governmental Authority imposed upon or outstanding against the Seller or any of its Subsidiaries, or any of their respective assets or rights, or, to the Knowledge of the Seller, investigation by any Governmental Authority involving the Seller or any of its Subsidiaries.

Section 2.8 Compliance With Laws; Permits.  Each of the Seller and its Subsidiaries has been and is currently in compliance in all material respects with all laws, injunctions, judgments, decrees, rulings, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities, including the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.) (collectively, “Laws”) applicable to the Purchased Assets or the Key Products Employees, including Laws relating to occupational safety and health, manufacturing practice, labeling, handling and use of compounds and products and employee exposure monitoring and control.  None of the Seller or any of its Subsidiaries has received any written notice or other written communication alleging or relating to a possible violation by the Seller or any of its Subsidiaries of any Laws applicable to the Purchased Assets.  The Seller and each of its Subsidiaries hold all licenses, registrations, variances, exemptions, operating certificates, franchises, orders, permits, certificates, approvals, authorizations, concessions, certificates of occupancy and similar rights from Governmental Authorities (collectively, “Permits”) necessary for the lawful operation of the Purchased Assets as currently conducted (collectively, the “Purchased Assets Permits”), and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any of the Purchased Assets Permits except that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  There is not pending or, to the Knowledge of the Seller, threatened before any Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Seller or any of its Subsidiaries relating to any of the Purchased Assets Permits.  The Seller and its Subsidiaries are in compliance in all material respects with the terms of all of the Purchased Assets Permits, and no event has occurred that, to the Knowledge of the Seller, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any of the Purchased Assets Permits.

Section 2.9 Taxes.  As used in this Agreement, the term “Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, imposts, or other assessments or governmental charges of any kind imposed by a federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, customs, duties, property, sales, use, license, profits, estimated, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, and including any interest, penalties or additions attributable thereto, whether disputed or not, and including any liability arising under any tax sharing agreement or indemnity obligation or any liability for taxes of another person by contract, as a transferee or successor, or under Treas. Reg. § 1.1502-6 or an analogous provision of state, local, or foreign law. As used in this Agreement, the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(a) The Seller and its Subsidiaries have timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them with the appropriate Governmental Authority, and all such Tax Returns were true, complete and correct in all material respects.

(b) All material Taxes due and payable by the Seller or any of its Subsidiaries have been duly and timely paid, whether or not shown on any Tax Return.

(c) There are no Liens for Taxes upon the assets of the Seller or any of its Subsidiaries other than Permitted Liens.

(d) All material Tax withholding and deposit obligations imposed on or with respect to the Seller and its Subsidiaries (including any withholding with respect to wages or other amounts paid to employees, independent contractors, creditors, shareholders or other third parties) have been satisfied in full.

(e) Neither the Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) There is no claim, action, suit, investigation, audit or proceeding, including any appeal or application for review, now pending or, to the Knowledge of the Seller, threatened against or with respect to the Seller or any of its Subsidiaries in respect of any material Tax or Tax asset of the Seller or any of its Subsidiaries.

(g) Neither the Seller nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) Neither the Seller nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Seller and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(i) Each Tax election made by the Seller or any of its Subsidiaries has been timely and properly made.

(j) Neither the Seller nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(k) To the Knowledge of the Seller, no claim has ever been made by an authority in a jurisdiction where the Seller or any of its Subsidiaries does not file Tax Returns that the Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

Section 2.10 Personnel Matters.

(a) Section 2.10(a)(i) and Section 2.10(a)(ii) of the Seller Disclosure Schedule contain a true, accurate and complete list, as of date hereof, of all employees of the Seller employed primarily in the development or manufacture of Key Products (the “Key Products Employees”), including their respective positions, salaries, wages, bonuses and other compensation paid or payable by the Seller during 2009 and 2008 as well as dates of employment, and the date and amount of last salary increase, of such Key Products Employees.  Section 2.10(a) of the Seller Disclosure Schedule identifies any Key Products Employees who are on short-term disability or other approved leave of absence (other than vacation), their anticipated return to work date and the Seller Plans in which they participate in or may be entitled to benefits.

(b) There are no claims (other than ordinary claims under the Seller Plans) or legal proceedings pending or, to the Knowledge of the Seller, threatened, by or between the Seller and any Key Products Employees.

Section 2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Seller Disclosure Schedule contains a true, correct and complete list as of the date hereof of (i) each material deferred compensation, incentive compensation, equity compensation plan, vacation and “welfare” plan, fund or program (within the meaning of § 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each “pension” plan, fund or program (within the meaning of § 3(2) of ERISA), (iii) each material employment, consulting, termination, change in control or severance agreement to which a Key Products Employee is a party and (iv) each other material employee benefit plan, fund, program, policy, agreement, contract or arrangement, in each of clauses (i) through (iv), that is sponsored, maintained or contributed to or required to be contributed to by the Seller or its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Seller would be deemed a “single employer” within the meaning of § 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is a party for the benefit of any current or former officer, employee, independent contractor or director of the Seller or any of its Subsidiaries (collectively, and solely for purposes of Section 4.9(f), whether or not material, the “Seller Plans”).

(b) Neither the Seller nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to or is or has in the past been required to sponsor, maintain or contribute to, any plan subject to Title IV or § 302 of ERISA.  Neither the Seller nor any of its ERISA Affiliates nor any predecessor thereof contributes to, has in the past contributed to or is or has in the past six years been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) Each Seller Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable Law, including ERISA and the Code and the operation or terms of any Seller Plan will not result in liability to Parent, Purchaser or any of Parent’s other Affiliates.

Section 2.12 Labor Matters.  Section 2.12 of the Seller Disclosure Schedule sets forth all of the collective bargaining agreements to which the Seller or any of its Subsidiaries is bound as of the date hereof with respect to any Key Products Employees.  Except for instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect (a) there is no unfair labor practice charge, labor strike, dispute, slowdown, stoppage or representation petition brought before the National Labor Relations Board pending, or, to the Knowledge of the Seller, threatened, against the Seller or any of its Subsidiaries and (b) there are currently no charges or complaints against the Seller or any of its Subsidiaries concerning any Key Products Employees alleging employment discrimination, harassment or retaliation, whistleblower violations, violations of occupational safety and health requirements, employee misclassification, violations of employment termination-related Laws and other employment related matters, whether pending or, to the Knowledge of the Seller, threatened before a court of competent jurisdiction, the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.  All Key Products Employees are employed within the United States.

Section 2.13 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the Seller and each of its Subsidiaries are in compliance with all applicable Environmental Laws and have all Permits required by Environmental Laws to conduct their respective businesses, as currently conducted, and are in compliance with all such Permits.

(b) (i) There is no pending, or to the Knowledge of the Seller, threatened claim, lawsuit, action, investigation or proceeding that is based upon or related to the operation of the Boulder Facilities or any of the other Purchased Assets against the Seller or any of its Subsidiaries under or pursuant to any Environmental Law, (ii) neither the Seller nor any of its Subsidiaries is a subject of any administrative or judicial consent, order, penalty, request for information, demand, citations, summons, complaint or decree in connection with any Environmental Laws that is based upon or related to the operation of the Boulder Facilities or any of the other Purchased Assets and (iii) neither the Seller nor any of its Subsidiaries has received notice from any Person, including any Governmental Authority, alleging that the Seller or any of its Subsidiaries is in violation of, or liable under, or potentially in violation of or liable under, any applicable Environmental Law, that is based upon or related to the operation of the Boulder Facilities or any of the other Purchased Assets and which violation or liability is unresolved.

(c) Seller has not caused or permitted a Release, and to the Knowledge of the Seller, neither the owner of the Boulder Facilities nor a third party has caused or permitted a Release of any Hazardous Material on, at, to, from or underneath the Boulder Facilities that have had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) There has been no written environmental investigation, study, audit, test, review or other analysis conducted with respect to the Boulder Facilities in the possession or control of the Seller or any of its Subsidiaries which has not been delivered or made available to Purchaser at least five days prior to the date hereof.

(e) Notwithstanding anything to the contrary in this Agreement, this Section 2.13 is the sole representation and warranty in this Agreement relating to Hazardous Materials, Environmental Laws or other environmental matters.

(f) As used in this Agreement:

(i)
“Environmental Laws” shall mean all federal, state, foreign and local Laws (including common law), treaties, rules and regulations, judgments or orders, governmental requirements or agreements with any Governmental Authority relating to the environment, pollution, contaminants or other hazardous substances, or protection of human health, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements regarding Hazardous Materials.

(ii)
“Hazardous Materials” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any Environmental Law including petroleum and its derivatives, byproducts and other hydrocarbons, toxic mold, asbestos, asbestos-containing and radioactive materials.

(iii)
“Release” means any release, spill, emission, leaking, pumping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 2.14 Material Contracts.

(a) Section 2.14 of the Seller Disclosure Schedule contains a true, correct and complete list of all of the following Contracts to which the Seller or any of its Subsidies are a party, or any of their assets may be bound:

(i)	Contracts relating to the Boulder Facilities, including the Boulder Leases;

(ii)	all Contracts relating to the Key Products, the Purchased Inventory or any of the Purchased Assets;

(iii)	all Key Products IP Contracts;

(iv)	all other Contracts which could impose obligations on or bind Purchaser or any of its Affiliates upon or following consummation of the Transactions;

(v)	employment, severance, change in control, restricted stock, termination, personal services, consulting, or non-competition Contracts that bind any of the Key Products Employees; and

(vi)	and commitments and agreements to enter into any of the foregoing (such Contracts, the “Material Contracts”).

(b) The Seller has heretofore made available to Purchaser true, correct and complete copies of the Material Contracts.  Each of the Material Contracts constitutes the valid and legally binding obligation of the Seller or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect.  The Seller and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Knowledge of the Seller, no other party thereto is in breach of, or default under, in any respect, any Material Contract.

Section 2.15 Properties.

(a) Section 2.15(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all real property leased, subleased, or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Seller or any of its Subsidiaries in Boulder, Colorado, including the real property underlying the Boulder Facilities (collectively, including the improvements thereon, the “Leased Real Property”).  With respect to each Leased Real Property, Section 2.15(a) of the Seller Disclosure Schedule also contains a true, correct and complete list of all Contracts under which the Seller or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (each a “Boulder Lease”).  Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, the Seller has heretofore made available to Purchaser true, correct and complete copies of the Boulder Leases (including all amendments and modifications thereto), including the Boulder Leases that relate to the Primary Boulder Facilities (the “Primary Boulder Leases”) and the Boulder Leases that relate to the Secondary Boulder Facilities (the “Secondary Boulder Leases”).

(b) Except as set forth in Section 2.15(b) of the Seller Disclosure Schedule, the Transactions will not require notice to, or the approval or consent of, any third party to any of the Boulder Leases.

(c) The Seller and/or its Subsidiaries have valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) Other than the Boulder Leases, none of the Boulder Facilities is subject to any lease, sublease, license or other agreement pursuant to which the Seller or any of its Subsidiaries has granted to any other Person any right to the use, occupancy or enjoyment of the Boulder Facilities or any part thereof.

(e) The Boulder Leases are in full force and effect and constitutes the valid and legally binding obligation of the Seller or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under the Boulder Leases either by the Seller or its Subsidiaries party thereto or, to the Knowledge of the Seller, by any other party thereto.

(f) There does not exist any pending or, to the Knowledge of the Seller, threatened condemnation or eminent domain proceedings that affect the Boulder Facilities.  Neither the Seller nor any of its Subsidiaries has received any notice of the intention of any Governmental Authority or other Person to take or use any Leased Real Property.

(g) There are no defects (patent or latent) or adverse physical conditions affecting the Boulder Facilities in any material respect.  All facilities, plants, warehouses, structures and other buildings that make up the Boulder Facilities are adequately maintained and are in good operating condition and repair in all material respects.

Section 2.16 Intellectual Property.

(a) The Seller or its Subsidiaries exclusively own, have a valid license or otherwise have the valid right to use or access, all Key Products IP Rights free and clear of all Liens of any kind whatsoever.  Except as set forth in Section 2.16(a) of the Seller Disclosure Schedule, there are no Intellectual Property Rights owned by any third party that the Seller needs to develop, manufacture or sell any Key Product.

(b) Section 2.16(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) each patent, patent application, trademark registration, trademark application, copyright registration and domain name registration in which the Seller has or purports to have an ownership interest of any nature relating to the Key Products (whether exclusively, jointly with another Person, or otherwise) (collectively, “Key Products Registered IP”), (ii) the jurisdiction in which such item of the Key Products Registered IP has been registered or filed and the applicable registration or serial number, (iii) any other Person that has an ownership interest in such item of the Key Products Registered IP and the nature of such ownership interest and (iv) each Seller product that embodies, utilizes, is made under or is based upon or derived from (or, with respect to each Seller product currently under development, that is expected to embody, utilize, be made under or be based upon or derived from) such item of the Key Products Registered IP.  Each of the Key Products Registered IP identified in Section 2.16(b) of the Seller Disclosure Schedule is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.  The Seller has taken commercially reasonable steps to maintain and protect each item of such Key Products Registered IP, including by using commercially reasonable efforts to comply with any and all formal legal and/or administrative requirements related to the filing, prosecution and maintenance registrations and application (including the payment of all maintenance fees related thereto, and the timely post-registration filing of affidavits of use and incontestability and renewal applications).  Except as set forth in Section 2.16(b) of the Seller Disclosure Schedule, no Key Products IP Rights is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Right or that would impair the validity or enforceability of such Intellectual Property Right.  Except as set forth in Section 2.16(b) of the Seller Disclosure Schedule, no Person has asserted by way of declaratory action, invalidation action, nullity action, revocation action, opposition, reexamination or otherwise that the Key Products IP Rights is invalid and/or unenforceable.

(c) The manufacture, practice, use, offering for sale, importation and sale of the Key Products as previously manufactured, practiced, used, offered for sale, imported and sold, and as currently manufactured, used, offered for sale, imported and sold did not and does not infringe, misappropriate, or otherwise violate (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Seller or any of its Subsidiaries of any products to which they relate), the rights of any Person with regard to any Intellectual Property Right in a manner which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Seller Material Adverse Effect.  To the Knowledge of the Seller, no Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating any Key Products IP Rights.

(d) There are no pending or, to the Knowledge of the Seller, threatened claims (i) that, with respect to the Purchased Assets, the Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating (including with respect to the manufacture, use, distribution, marketing, or sale by the Seller or its Subsidiaries of any Key Products) any Intellectual Property Rights of any Person, (ii) based upon or challenging or seeking to deny or restrict the use by or ownership of the Seller of any of the Key Products IP Rights or (iii) alleging that any Key Products IP Right is being licensed or sublicensed in conflict with the terms of any license or other Contract.  No Person has asserted by way of allegation, cease and desist demands, unsolicited offers of license or otherwise or, to the Seller’s Knowledge, has the right to assert any claim regarding the use of, or challenging or questioning the Seller’s right or title in, any of the Key Products IP Rights.

(e) All obligations for payment of monies currently due and payable by the Seller or any of its Subsidiaries have been satisfied in a timely manner in connection with options, rights, licenses or interests of any kind relating to any Intellectual Property Rights granted (i) to the Seller or any of its Subsidiaries, with respect to the Key Products IP Rights (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Seller or any of its Subsidiaries in the ordinary course of business), (ii) by the Seller or any of its Subsidiaries to any other Person, with respect to the Key Products IP Rights (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments) or (iii) under any other Key Products IP Contract.

(f) The Seller has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its Trade Secrets and other Confidential Information, as such Trade Secrets or other Confidential Information relate to the Key Products.  To the Seller’s Knowledge, with respect to the Key Products, none of the Seller’s employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Seller.  To the Seller’s Knowledge, with respect to the Key Products, none of its employees (i) is obligated (or was obligated at any time while employed by the Seller) under any Contract to assign any invention made, conceived, or reduced to practice during the period of such employee’s employment by the Seller to any Person other than the Seller or (ii) has assigned any inventions made, conceived, or reduced to practice during the period of such employee’s employment by the Seller.  To the Knowledge of the Seller, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any of its employees are now obligated.  The Seller does not believe it is or will be necessary to utilize in connection with the Key Products any inventions of any of its employees made prior to their employment by the Seller that have not been licensed or acquired by the Seller.

(g) The execution and delivery of this Agreement by the Seller do not, and the consummation by the Seller of the Transactions and compliance by the Seller with the provisions of this Agreement will not, (i) alter, impair, diminish or result in the loss of any rights or interests of the Seller or any of its Subsidiaries in respect of any Key Products IP Rights or under any Key Products IP Contract, (ii) grant or require the Seller or any of its Subsidiaries to grant to any Person any rights in respect of any Key Products IP Rights or (iii) subject the Seller or any of its Subsidiaries to any increase in or acceleration of royalties or other payments in respect of any Key Products IP Rights or under any Key Products IP Contract.

Section 2.17 Regulatory Matters.  With respect to the Key Products and the Boulder Facilities:

(a) The Seller and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Regulatory Authorities, with respect to the clinical testing, manufacture, labeling, storing, testing, or distribution of their compounds and products, including current “Good Manufacturing Practice,” or cGMP regulations, “Good Clinical Practice” or GCP regulations to the extent the clinical data from any of their clinical studies is used to support regulatory approval of the Seller’s products, “Good Laboratory Practice” (as such terms are defined in applicable Laws) or GLP regulations to the extent the non-clinical data from Seller non-clinical studies is used to support regulatory approval of any products of the Seller and its Subsidiaries.

(b) The Seller and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth at 21 U.S.C. § 360 and all similar applicable laws and regulations, except for noncompliance which would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

(c) Neither the Seller nor its Subsidiaries, nor, to the Knowledge of the Seller, any Person providing services to the Seller or its Subsidiaries (including Third Party Suppliers), is in receipt of notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, by the FDA or any other applicable Regulatory Authority.  There are no pending or, to the Knowledge of the Seller, threatened actions, proceedings or complaints by the FDA or any other applicable Regulatory Authority against the Seller or its Subsidiaries, or any Person providing services to the Seller or its Subsidiaries (including Third Party Suppliers).  Without limiting the generality of the foregoing, Section 2.17(c) of the Seller Disclosure Schedule sets forth each FDA Form 483 or similar inspection report and any warning letter or other similar notice that the Seller or its Subsidiaries or, to the Knowledge of the Seller, any Person providing services to the Seller or its Subsidiaries (including Third Party Suppliers) has received from the FDA or any other applicable Regulatory Authority.  True, correct and complete copies of any item set forth in Section 2.17(c) of the Seller Disclosure Schedule and all responses and other correspondence submitted by, or on behalf of, the Seller or its Subsidiaries to or from the FDA or any applicable Regulatory Authority (and any similar correspondence to or from any Person providing services to the Seller or its Subsidiaries (including Third Party Suppliers)) with respect to such items have been made available to Purchaser.  The Seller and its Subsidiaries have promptly responded to, or caused any Person providing services to the Seller or its Subsidiaries (including Third Party Suppliers) to respond to, each of the items set forth in Section 2.17(c) of the Seller Disclosure Schedule and have taken, or caused any Person providing services to the Seller (including Third Party Suppliers) to take, all steps required to remedy any material deficiencies or material deviations noted in any such items.

(d) Section 2.17(d) of the Seller Disclosure Schedule sets forth all of the third party manufacturers and suppliers of materials, reagents, active pharmaceutical ingredients, compounds and products used by the Seller or its Subsidiaries (each a “Third Party Supplier”).  To the Seller’s Knowledge, each Third Party Supplier (i) has complied and is complying with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Regulatory Authorities, (ii) has all Permits necessary to conduct its business and perform its obligations as Third Party Supplier and all such Permits are in full force and effect and (iii) has not been debarred under any country’s debarment provisions including subsections 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992, disqualified as a testing facility under CFR Part 58, subpart K, or disqualified as a clinical investigator under 21 CFR 312.70.

(e) The inventory of the Seller, including the Purchased Inventory, and to the Seller’s Knowledge, all Third Party Suppliers, of key materials, reagents, active pharmaceutical ingredients, compounds and products, has been manufactured, handled, stored and distributed in accordance with applicable Laws, including current “Good Manufacturing Practice,” or cGMP regulations.

(f) Neither the Seller nor its Subsidiaries has received any notification from the FDA or any other applicable Regulatory Authority indicating that any of their products are misbranded or adulterated as defined in 21 U.S.C. § 321, et seq., as amended, and the rules and regulations promulgated thereunder.

(g) Section 2.17(g) of the Seller Disclosure Schedule lists all serious as well as non-serious adverse experiences.  The Seller has reported all serious and unexpected adverse events to the FDA and any other applicable Regulatory Authority and clinical sites in accordance with applicable reporting obligations, and has provided Purchaser with copies of all such reports.  There have been no product recalls conducted by or issued to the Seller and no requests from the FDA or any other applicable Regulatory Authority requesting the Seller to cease to investigate, test, manufacture or distribute any products, compounds or study drugs of the Seller or its Subsidiaries.

(h) All studies and trials conducted by or on behalf of the Seller and its Subsidiaries are listed in Section 2.17(h) of the Seller Disclosure Schedule and have been provided for review to Purchaser and the Seller has otherwise provided for review all preclinical and clinical studies and trials regarding the efficacy and safety of all products, compounds or study drugs of the Seller or its Subsidiaries.  The Seller has heretofore provided to Purchaser all material written correspondence between the Seller and its Subsidiaries with the FDA and any other applicable Regulatory Authority.

(i) Neither the Seller and its Subsidiaries nor, to the Seller’s Knowledge, any officer, employee or agent of the Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and, to the Knowledge of the Seller, no such investigation has been instituted or threatened by, (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. § 3729 et seq.) or (iii) any equivalent statute of any country in the European Union.

(j) No clinical trial of a Key Product has been suspended, put on hold or terminated prior to completion.

(k) The Seller and its Subsidiaries have not used in any capacity the services of any Persons debarred under any country’s debarment provisions including subsections 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992, disqualified as a testing facility under CFR Part 58, subpart K, or disqualified as a clinical investigator under 21 CFR 312.70, in connection with any of the services performed by the Seller or its contractors.  To the Seller’s Knowledge, there are no pending or threatened actions, suits, claims, investigations or legal or administrative proceedings relating to the debarment or disqualification of any Person performing any services for the Seller or its Subsidiaries.

(l) The Seller and its Subsidiaries have complied in all material respects with all applicable Laws, guidelines and regulations relating to the collection and/or use of the human cell lines, tissue, human clinical isolates or similar human-derived materials and the Seller or its Subsidiaries have obtained any approvals, consents, and/or authorization required by Law (including the Health Insurance Portability and Accountability Act and regulations promulgated thereunder) for the collection, use, and/or transfer of such human cell lines, tissue, human clinical isolates or similar human-derived materials.  Such human cell lines, tissue, human clinical isolates or similar human-derived materials may be used without any obligations to the individuals or entities who contributed the materials, including any obligations of compensation to such individuals or entities who contributed the materials for any purposes, including any obligations of compensation to such individuals or entities who contributed the materials or any other third party for the intellectual property associated with, or commercial use of, such materials for any purposes.

Section 2.18 Opinion of Financial Advisor.  The Seller has received the opinion of RBC Capital Markets Corporation (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received by the Seller in the Transactions is fair, from a financial point of view.  The Seller will provided a true, correct and complete copy of such opinion to Purchaser promptly upon receipt thereof.

Section 2.19 Brokers and Other Advisors.  Except for the Financial Advisor, the fees and expenses of which are disclosed in Section 2.19 of the Seller Disclosure Schedule, no agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, advisory or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

Section 2.20 State Takeover Statutes.  Article 14 (Affiliated Transactions) of the VSCA and Article 14.1 (Control Share Acquisitions) of the VSCA are both inapplicable to this Agreement and the Transactions.

Section 2.21 Related Party Transactions.  As of the date hereof, no, director, officer or other Affiliate of the Seller or any of its Subsidiaries or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest, (a) has any right, title, or interest in any Key Products IP Rights or (b) is party to or bound by any Purchased Contract.

Section 2.22 Solvency; Fair Consideration; No Fraudulent Conveyance.  Upon the consummation of the Transactions, the Seller will be Solvent.  The Seller is not entering into this Agreement and consummating the Transactions with the intent to defraud, delay or hinder the Seller’s creditors and the consummation of the Transactions will not have any such effect.  The Transactions do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of the Seller whatsoever to any of the First Closing Assets after the First Closing or the Second Closing Assets after the Second Closing.

Section 2.23 Termination of Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement (including the Seller Disclosure Schedule and any certificates delivered by the parties pursuant to this Agreement) shall terminate upon the earlier of the Second Closing or the termination of this Agreement pursuant to ARTICLE VI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Parent and Purchaser, jointly and severally, represent and warrant to the Seller that:

Section 3.1 Organization, Standing and Corporate Power.  Each of Parent and Purchaser is duly organized and validly existing under the Laws of the state of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and Purchaser is duly licensed or qualified to do business and is in good corporate standing (or equivalent status) as a foreign corporation or other entity in each jurisdiction in which the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in good standing (or equivalent status) has not had and would not reasonably be expected to have a material adverse effect on the ability of (i) Parent or Purchaser to perform its obligations, or (ii) for Purchaser to consummate the Transactions, in accordance with the terms of this Agreement (each a “Purchaser Material Adverse Effect”).

Section 3.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all requisite corporate or other power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by each of Parent and Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary corporate or other action on the part of Parent and Purchaser, and no other corporate or other action on the part of either Parent or Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement or the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent and Purchaser with any of the terms or provisions hereof will (i) conflict with, or result in a violation or breach of, any provision of the organizational documents of Purchaser or the articles of incorporation or bylaws of Parent, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 and the filings referred to in Section 3.3 are timely made, violate any Law applicable to Parent and Purchaser or its properties or assets or (iii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the filings referred to in Section 2.4 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust or Contract to which Parent or Purchaser is a party, except for such conflicts, violations, breaches or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.3 Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of the Exchange Act, the Securities Act, the rules and regulations promulgated under the Exchange Act and the Securities Act, the rules and regulations of Nasdaq, the HSR Act (if applicable), and filings under state securities or “blue sky” laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which Parent’s or Purchaser’s capital stock is listed for trading are necessary for the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 3.4 Ownership and Operations of Purchaser.  Parent owns beneficially all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.5 Sufficient Funds.  Parent and Purchaser will have available, as and when needed, the funds that are necessary to consummate the Transactions and to perform its obligations under this Agreement.

Section 3.6 Legal Proceedings.  There is no legal or administrative proceeding, claim, suit or action pending or, threatened, against or affecting, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the ability of Parent or Purchaser to consummate the Transactions, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, except as have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1 Conduct of Business.

(a) Except (i) as contemplated or expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) as contemplated by Section 4.1 of the Seller Disclosure Schedule, during the period from the date of this Agreement until the Second Closing, unless Purchaser otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Seller shall, and shall cause its Subsidiaries to, conduct their businesses, as such businesses relate to the operation of the Boulder Facilities or any of the other Purchased Assets in the ordinary course and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their present business organizations and all of the Purchased Assets, keep available the services of their present executive officers, key employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and other Persons having business dealings with them with respect to, or in connection with the operation of the Boulder Facilities or any of the other Purchased Assets and to take no action that would adversely affect or delay in any material respect the ability of either Purchaser or the Seller to obtain any necessary approvals of any Governmental Authority required for the Transactions.

(b) Without limiting the generality of the foregoing, except (1) as contemplated or permitted by this Agreement, (2) as required by applicable Law, (3) as contemplated by Section 4.1 of the Seller Disclosure Schedule or (4) as contemplated by the Work Plan, during the period from the date of this Agreement until the Second Closing, unless Purchaser otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, neither the Seller nor its Subsidiaries shall:

(i)
(A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (collectively, the “Seller Securities”), provided that the Seller may issue shares of Seller Common Stock upon the exercise of warrants or options to purchase any shares of its capital stock which are outstanding on the date hereof, pursuant to the Seller’s employee stock purchase plan, and upon the conversion of Seller’s outstanding Seller Convertible Notes, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, any Seller Security, or any rights or options to acquire any shares of its capital stock, except upon exercise by the holders of the Seller Convertible Notes, (C) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or (D) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii)	amend the term of any Seller Security or capital stock of any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise) or the Seller Convertible Notes;

(iii)
(A) except for indebtedness in an amount not to exceed $3,000,000, (1) incur any additional Indebtedness for borrowed money, or guarantee any such additional Indebtedness, (2) guarantee any such Indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Seller or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (3) repurchase or prepay any Indebtedness for borrowed money except as required by the terms of such Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any Person, other than in the Seller or in or to any direct or indirect wholly-owned Subsidiary of the Seller;

(iv)	create or incur any Lien other than Permitted Liens upon any of the Purchased Assets;

(v)	sell, rent, lease, license, mortgage, transfer, leaseback or otherwise dispose of any of the Purchased Assets;

(vi)	with respect to any of the Purchased Assets or the Boulder Facilities, authorize or make any capital expenditures not provided for in the Work Plan;

(vii)
(A) enter into, renew, modify or amend or fail to perform any material obligation under any Contract relating to the research, development, manufacture, supply or commercialization of any Key Product, (B) initiate any new clinical trial or study on any Key Product or (C) discontinue or fail to complete any clinical trial or study on any Key Product;

(viii)
unless required by Law, submit an amendment to the Seller’s protocols to any Regulatory Authority, or schedule any meetings with any Regulatory Authority (or submit any background package to any Regulatory Authority), in each case in connection with any Key Products; provided, that, no prior consent shall be necessary in connection with any actions taken in connection with the Seller’s reporting obligations to any Regulatory Authority;

(ix)
make any acquisition of, or investment in, the capital stock or assets of any other Person (including by merger, consolidation, tender offer, share exchange or other activity), except for the purchases of components, raw materials or other inventory, or supplies in the ordinary course of business;

(x)
except to the extent required by the Seller Plans, existing written agreements or by applicable Law, (A) increase the wages, salaries, compensation, pension, other retirement, severance or termination benefits, fringe benefits or perquisites of any of the Key Products Employees, (B) except as required by a Seller Plan or applicable Laws, grant or pay any severance or termination pay to, or enter into (or amend) any Contract or other arrangement to make or grant any severance or termination pay to, or grant or pay any bonus to, any of the Key Products Employees, (C) establish, adopt or amend (except as required by applicable Laws) any collective bargaining, bonus, pension, other retirement, deferred compensation or equity compensation plan or arrangement covering any of the Key Products Employees, (D) except in the ordinary course of business, hire or terminate the employment or engagement, as applicable, of any Key Products Employees or (E) hire or, other than for cause, terminate the employment or engagement, as applicable, of any Key Products Employees;

(xi)
make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, settle or compromise any material Tax controversy, or agree to an extension of a statute of limitations with respect to material Taxes;

(xii)
change its fiscal year, revalue for financial or Tax reporting purposes any of its material assets, or make any material changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP as advised by the Seller’s regular independent accountants;

(xiii)	amend its articles of incorporation, bylaws or other comparable charter or Organizational Documents;

(xiv)	modify, amend or terminate any of the Boulder Leases;

(xv)	renew, modify or amend any of the Material Contracts or enter into any Contract that if in effect on or prior to the date hereof would be a Material Contract;

(xvi)
with respect to any of the Purchased Assets:  (A) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain or allow to lapse any Seller Intellectual Property Rights or Seller Confidential Information, (B) grant, extend, amend, waive or modify any rights in or to the Seller Intellectual Property Rights or Seller Confidential Information, (C) fail to diligently prosecute the Seller Intellectual Property Rights, (D) divulge, furnish to or make accessible any Seller Trade Secrets or Seller Confidential Information to any third party, (E) grant any license, enter into any Contract, or obligate the Seller to any third party with respect to any rights to any Seller Intellectual Property Rights, (F) take any action or omit to take any action that would reasonably be expected to cause any rights to any Seller Intellectual Property Rights to become invalidated, unenforceable, or abandoned or to enter the public domain, (G) amend, assign, terminate or fail to exercise a right of renewal or extension under any Contract concerning the Seller Intellectual Property Rights or (H) fail to fulfill any obligation of the Seller or any of its Subsidiaries to maintain in full force and effect any Contract concerning the Seller Intellectual Property Rights which confers any benefit on the Seller or any of its Subsidiaries;

(xvii)	adopt or enter into any collective bargaining agreement or other labor union contract applicable to the Key Products Employees;

(xviii)	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xix)
(A) pay, discharge, settle or satisfy any material claims (including claims of shareholders, whether brought directly, derivatively or otherwise), (B) waive or release any material right of the Seller or any of its Subsidiaries or (C) commence or initiate any litigation, arbitration, proceeding or dispute, in each case, other than for the routine collection of bills;

(xx)
take any action that would reasonably be expected to result in any of the conditions set forth in ARTICLE V not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Seller to consummate, the Transactions in accordance with the terms hereof;

(xxi)	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other similar reorganization; or

(xxii)	agree in writing to take or commit to any of the foregoing actions.

(c) During the period from the date of this Agreement until the Second Closing, the Seller and its Subsidiaries shall use reasonable best efforts to facilitate and shall cooperate with Purchaser and its representatives regarding, the Work Plan.  In addition, the Seller will promptly provide Parent and Purchaser with electronic copies of all INS-19 Granulocyte Colony Stimulating Factor and INS-20 Pegylated Granulocyte Colony Stimulating Factor study datasets (including any that the Seller receives before the Second Closing), along with (i) the results of any analyses performed on such datasets by or on behalf of the Seller and (ii) all statistical programs used by the Seller to analyze the same.  In furtherance of the Seller’s obligations in Section 4.6(b) and subject to the provisions of Section 4.6(b), the Seller shall, and shall cause its Subsidiaries to, (x) maintain the secrecy of all information or materials disclosed by Parent or Purchaser to the Seller or its Subsidiaries in connection with the Work Plan and (y) not disclose such information or materials to any third party or use such information or materials for any other purpose except as provided in the Work Plan without the prior written consent of Parent.

Section 4.2 No Solicitation.

(a) General Prohibitions.  Subject to Section 4.2(b), the Seller shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees, or any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by the Seller or any of its Subsidiaries (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, furnish to any third party any information (whether orally or in writing) in connection with, or in furtherance, of any Acquisition Proposal, or afford access to the business, properties, assets, books or records of the Seller or any of its Subsidiaries, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made, is seeking to make or has informed the Seller of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal, (iii)  take any action not already taken to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “interested shareholder” under, Article 14 (Affiliated Transactions) of the VSCA), or any restrictive provision of any applicable anti-takeover provision in the Seller’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, asset purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 4.2(b)) or (v) grant any third party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller or any of its Subsidiaries.  Without limiting the foregoing, it is agreed that any violation of the restrictions on the Seller set forth in the preceding sentence by any Representative of the Seller or any of its Subsidiaries shall be a breach of this Section by the Seller.

(b) Exceptions after Receipt of Certain Proposals.  Notwithstanding anything that may be to the contrary herein, at any time prior to the Second Closing, the Board of Directors of the Seller, directly or indirectly through its Representatives, may, subject to compliance with Section 4.2(c), (i) if there has been no breach or failure to comply with Section 4.2(a), engage in negotiations or discussions with any third party that has made after the date of this Agreement a Superior Proposal or a bona fide Acquisition Proposal that the Board of Directors of the Seller determines in good faith (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to the receipt of a Superior Proposal, (ii) thereafter, furnish to such third party information relating to the Seller or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Seller than those contained in the Bilateral Confidentiality Agreement, dated as of August 11, 2008, between Parent and the Seller (as it may be amended from time to time, the “Confidentiality Agreement”) (a copy of which shall, subject to Section 4.2(c), be provided, promptly after its execution, for informational purposes only to Purchaser, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement), provided, that, subject to Section 4.2(c), all such information (to the extent that such information has not been previously provided or made or had been previously made available to Purchaser) is provided or made or had been previously made available to Purchaser, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party), and provided, further, that if such Superior Proposal or Acquisition Proposal is made by a third party who or which, on the date hereof, is party to a confidentiality agreement with the Seller which would prohibit the Seller from complying with any of the terms of this Section 4.2(b) or Section 4.2(c) requiring the provision by the Seller of information, agreements or the documents to Purchaser, then the Seller may take the actions described in clauses (i) and (ii) of this Section 4.2(b) only if such confidentiality agreement with such third party has been amended (and the Seller shall be permitted to amend such confidentiality agreement) to allow the Seller to fully comply with such terms of this Section 4.2(b) and Section 4.2(c) without violating such confidentiality agreement and (iii) following receipt of a Superior Proposal after the date of this Agreement and subject to compliance with Section 4.2(d), enter into a definitive agreement with respect to a Superior Proposal if, and only if, concurrently therewith the Seller (x) terminates this Agreement and (y) pays to Parent the Seller Termination Fee, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Seller determines in good faith by a majority vote, after considering advice from outside legal counsel to the Seller, that its failure to take such action would result in a breach of its fiduciary duties under applicable Law.

(c) Required Notices.  The Seller shall not take any of the actions referred to in clauses (i) and (ii) of Section 4.2(b) unless the Seller shall have delivered to Purchaser a prior written notice advising Purchaser that it intends to take such action, and the Seller shall continue to advise Purchaser after taking such action of the status and terms of any discussions and negotiations with the third party.  In addition, the Seller shall notify Purchaser promptly (but in no event later than 24 hours) after receipt by the Seller (or any of its Representatives) of any Acquisition Proposal or of any request for information relating to the Seller or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Seller or any of its Subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto).  The Seller shall keep Purchaser reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Purchaser copies of all correspondence and written materials sent or provided to the Seller or any of its Subsidiaries that describe the material terms and conditions of any Acquisition Proposal.

(d) Limitations on the Seller’s Ability to Terminate this Agreement.  Notwithstanding the last sentence of Section 4.2(b), the Board of Directors of the Seller shall not take an action described in clause (iii) of Section 4.2(b) unless (i) the Seller promptly notifies Purchaser, in writing, at least five Business Days before taking that action, of its intention to do so in response to an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror and (ii) Purchaser does not make, within such five-Business-Day period, an offer that is at least as favorable to the Seller, as determined by the Board of Directors of the Seller in good faith (after considering the advice of a financial advisor of nationally recognized reputation), as such Superior Proposal (it being understood that the Seller shall not take any action described in clause (iii) of Section 4.2(b) during such five-Business-Day period, and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Seller and an additional five-Business-Day period).

(e) Definitions of Acquisition Proposal and Superior Proposal.  For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to any (i) acquisition of any of the Purchased Assets, (ii) acquisition of 15% or more of the outstanding shares of capital stock or any other voting securities of the Seller, (iii) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any third party beneficially owning 15% or more of the outstanding shares of capital stock or any other voting securities of the Seller or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Seller, in each case other than the Transactions.

“Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% and the reference to “any of the Purchased Assets” in clause (i) of the definition of the term “Acquisition Proposal” shall be deemed a reference to 100% of the assets of the Seller other than the First Closing Assets), and which is otherwise on terms and conditions which the Board of Directors of the Seller determines by a majority vote, in its good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) and in light of all relevant circumstances and all the terms and conditions of such proposal and this Agreement, including any break-up fees, expense reimbursement provisions and conditions to consummation, to be more favorable to the Seller’s shareholders than the Transactions and for which financing, if a cash transaction (in whole or in part), is then committed and which is not subject to any financing conditions.

(f) Obligation to Terminate Existing Discussions.  The Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any third party conducted prior to the date hereof with respect to any Acquisition Proposal.  The Seller shall promptly request that each third party, if any, in possession of Confidential Information about the Seller or any of its Subsidiaries that was furnished by or on behalf of the Seller or any of its Subsidiaries in connection with its consideration of any potential Acquisition Proposal to return or destroy all Confidential Information heretofore furnished to such third party.

(g) Certain Limited Exceptions.  Nothing in this Section 4.2 shall prohibit the Board of Directors of the Seller from taking and disclosing to the Seller’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law.

Section 4.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions set forth in ARTICLE V to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions; provided that in no event shall Parent or Purchaser be required by this Section 4.3(a) or any other provision of this Agreement to (A) license, divest, dispose of or hold separate any material portion of the Purchased Assets or the assets or businesses of Parent, Purchaser or any other Subsidiary of Purchaser or otherwise take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any material portion of the Purchased Assets or the assets or businesses of Parent, Purchaser or any other Subsidiary of Purchaser, or that would have an adverse effect on Parent, Purchaser or any other Subsidiary of Purchaser after giving effect to the Transactions, (B) agree to or effect any license, divestiture, disposition or hold separate any business, (C) initiate any action or proceeding against any Governmental Authority or third party or defend any action that shall have been initiated by any Governmental Authority or third party (including any shareholders of the Seller, whether brought directly, derivatively or otherwise) or (D) pay any material amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of the parties hereto shall each use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and use their reasonable best efforts to otherwise minimize the effect of such Law on the Transactions.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions; provided, however, that the parties may designate certain of such filings, or certain information contained therein, as being provided on an outside counsel basis only.  No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(d) The Seller shall use its reasonable best efforts, and shall cause its Affiliates to use reasonable best efforts, to (i) facilitate the transfer to Purchaser at Closing of all:  (A) regulatory files and permits related to the Boulder Facilities (including all environmental permits/waste water discharge permits) and (B) the Purchased Assets Regulatory Documentation (and Purchaser’s ability to reference all Purchased Assets Regulatory Documentation) and (ii) file or transmit, as applicable, such notices, letters, instruments and the like with or to the FDA and any other applicable Regulatory Authority to the Transactions as may required to comply with all applicable Laws, and to effectuate such transfers and vest all right, title, and interest in (x) the First Closing Assets in Purchaser promptly following the First Closing and (y) the Second Closing Assets effective as of the Second Closing.

(e) The Seller shall cooperate with Parent or Purchaser in obtaining the written consent of the licensor identified in Section 2.16(a) of the Seller Disclosure Schedules to an assignment of the license agreement set forth in Section 2.16(a) of the Seller Disclosure Schedules to Parent or Purchaser in connection with the manufacture, practice, use, offer for sale, import and sale of the Key Products, such assignment to be effective as of the Second Closing or as promptly as practicable thereafter, and on substantially similar terms as the license agreement set forth in Section 2.16(a) of the Seller Disclosure Schedules.

Section 4.4 Certain Filings and Notices; SEC Filings.

(a) The parties hereto shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Before the Seller shall make any filing required by the Exchange Act or the Securities Act with respect to this Agreement or the Transactions, the Seller shall consult in good faith with Parent before making any such filing by providing the Parent with a copy of the proposed filing reasonably in advance of such filing and making any changes, additions or redactions relating to this Agreement or the Transactions which may be reasonably requested by Parent.

Section 4.5 Public Announcements.  Purchaser and the Seller have agreed upon the form and substance of each of the press releases to be issued by Purchaser and the Seller, respectively, announcing the execution of this Agreement and the Transactions, which shall be issued promptly following the execution and delivery hereof.  Until the earlier of the Second Closing or the termination of this Agreement pursuant to ARTICLE VI, neither the Seller nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements by providing the other party with a copy of the proposed press release or public announcement reasonably in advance of such release or announcement and making any changes reasonably requested by the other party.

Section 4.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Seller shall afford to Parent’s and Purchaser’s Representatives reasonable access during normal business hours during the period prior to the Second Closing or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and the Seller shall (i) furnish promptly to Parent and Purchaser (1) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities Laws and (2) other information concerning its and its Subsidiaries’ business, properties and personnel as Parent, Purchaser or any of their Representatives may reasonably request and (ii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Parent and Purchaser in their investigation of the Seller and its Subsidiaries.  The information provided will be subject to the terms of the Confidentiality Agreement.  Neither the Seller nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its business, contravene any Law, rule, regulation, order, judgment, decree, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangement under circumstances in which the restrictions of the preceding sentence apply.  No investigation pursuant to this Section 4.6 or information provided, made available or delivered to Purchaser pursuant to this Agreement (other than information contained in the Seller Disclosure Schedule) will affect any of the representations or warranties of the Seller contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(b) The Seller recognizes that by reason of its ownership of the Purchased Assets, including its use and ownership of the Key Products, the Seller and its Affiliates have acquired Confidential Information and Trade Secrets concerning the Key Products and the other Purchased Assets, the use or disclosure of which could cause Parent, Purchaser or their Affiliates substantial loss and damages.  Accordingly, the Seller covenants to Parent and Purchaser that the Seller and its Affiliates will not, except in performance of its obligations to Parent and Purchaser or with the prior written consent of Parent, directly or indirectly, disclose Confidential Information relating to the Key Products or other Purchased Assets that it may learn or has learned by reason of its ownership of the Key Products or other Purchased Assets, unless (i) it is or becomes generally available to the public other than as a result of disclosure by the Seller or any of its Affiliates, (ii) it is generally made available to third parties without any limitations on its use or disclosure or (iii) disclosure is required by applicable Law.  Nothing in this Section 4.6(b) shall be deemed to permit the disclosure by the Seller or any of its Affiliates of any Trade Secrets concerning the Key Products or the other Purchased Assets.

(c) The Seller shall preserve until the sixth anniversary of the First Closing Date all properties, books, Contracts and records possessed by the Seller and its Subsidiaries which are not included in the First Closing Assets which may contain information relating to any of the First Closing Assets.  From and after the First Closing, the Seller shall provide Parent, Purchaser and their Representatives with reasonable access during normal business hours to such properties, books, Contracts and records as well as personnel.  Parent and Purchaser and their Representatives shall have the right to make copies of such books, Contracts and records.  If the Seller intends to liquidate or dissolve during such six-year period, the Seller shall first offer in writing at least ninety (90) days prior to such liquidation or dissolution to transfer such properties, books, Contracts and records to Parent.

(d) The Seller shall preserve until the sixth anniversary of the Second Closing Date all properties, books, Contracts and records possessed by the Seller and its Subsidiaries which are not included in the Second Closing Assets which may contain information relating to any of the Second Closing Assets, Assumed Liabilities or Key Products Employees.  From and after the Second Closing, the Seller shall provide Parent, Purchaser and their Representatives with reasonable access during normal business hours to such properties, books, Contracts and records as well as personnel.  Parent and Purchaser and their Representatives shall have the right to make copies of such books, Contracts and records.  If the Seller intends to liquidate or dissolve during such six-year period, the Seller shall first offer in writing at least ninety (90) days prior to such liquidation or dissolution to transfer such properties, books, Contracts and records to Parent.

(e) Subject to applicable Laws relating to the exchange of information, and with respect to the Purchased Assets and the Boulder Facilities, until the second anniversary of the Second Closing Date, Parent and Purchaser shall afford to the Seller and its Representatives reasonable access to records contained in the Purchased Assets and the Key Products Employees during normal business hours after the Second Closing Date and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by the Seller in such notice.

Section 4.7 Notification of Certain Matters.

(a) The Seller shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Seller, of (i) any written notice or other written communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, such party or any of its Subsidiaries and relating to the Transactions.  In addition, prior to the Second Closing, the Seller shall give prompt notice to Parent and Purchaser of any inaccuracy of any representation or warranty of the Seller contained in this Agreement, or any failure of the Seller to materially comply with any covenant or agreement of the Seller set forth herein, at any time during the term of this Agreement that would reasonably be expected to give rise to a termination right pursuant to Section 6.1(c)(i); provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

(b) Without limiting any other provision hereof, the Seller shall promptly provide Parent and Purchaser with a copy of all written communication received by the Seller from, or given by the Seller to, the FDA and any other Regulatory Authority, with respect to the Purchased Assets and the Boulder Facilities.  The Seller shall give prompt notice to Parent and Purchaser of any formal or informal meetings that may take place between the date of this Agreement and the Second Closing with the FDA and any other Regulatory Authority with respect to the Purchased Assets or the Boulder Facilities.  Parent and Purchaser shall have the right to attend and participate in all such meetings with the FDA and other Regulatory Authority.  If such attendance is prohibited by applicable Law, Parent and Purchaser shall have the right to send an independent third party consultant to attend such meetings in its place.

Section 4.8 Fees and Expenses.  Except as provided in Section 6.3, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.  For the avoidance of doubt, all fees and expenses incurred in connection with the Transactions by the Seller shall be borne by the Seller and none shall be borne by, or be the responsibility of, Parent or Purchaser or included in the Assumed Liabilities.

Section 4.9 Transferred Employees.

(a) Prior to the Second Closing Date, but effective as of, and conditioned upon, the Second Closing, Parent or Purchaser shall offer employment on an at-will basis to the Key Products Employees set forth in Section 2.10(a)(i) of the Seller Disclosure Schedule, which will be effective immediately following the Second Closing (each such employee, upon accepting an offer of employment from Parent or Purchaser, a “Transferred Employee”); provided, that, Parent and Purchaser shall not be obligated to make offers of employment to those Key Products Employees who are not actively at work on the Second Closing Date other than due to vacation.  In Parent’s sole discretion, Parent or Purchaser may elect to make offers of employment to those Key Products Employees who are not actively at work on the Second Closing Date due to sick leave, leave covered by the Family and Medical Leave Act, or other similar short-term absence.  Neither Parent nor Purchaser shall be obligated to offer employment to the Key Products Employees set forth in Section 2.10(a)(ii) of the Seller Disclosure Schedule.

(b) For the period commencing on the Second Closing and ending on December 31, 2009, Parent or Purchaser shall maintain the base salary for the Transferred Employees at the same levels that are in effect on the date hereof, except that Parent or Purchaser may reduce such base salary levels consistent with a company-wide base salary reduction implemented by Parent.

(c) Effective as of the Second Closing, the Transferred Employees shall participate in Parent’s annual bonus incentive program on the same terms and conditions, including bonus target levels as similarly situated newly hired employees of Parent, provided that if Seller does not pay Transferred Employees any annual bonus at or prior to Closing for 2009, then Parent shall count service to Seller (including any Subsidiary thereof) as if such service was provided to Parent (or any Subsidiary of Parent) for purposes of determining annual bonus incentive compensation for 2009 under Parent’s annual bonus incentive program.

(d) Effective as of the Second Closing, the Transferred Employees shall participate in the employee benefit plans and programs of Parent (the “Parent Plans”) on the same terms and conditions as those that apply to similarly situated newly hired employees of Parent, except (i) subject to Section 4.9(e), for purposes of vesting and eligibility to participate, Parent or Purchaser shall treat, and cause the applicable Parent Plan to treat, the service of the Transferred Employees with the Seller (including any predecessor or Subsidiary thereof) attributable to any period before the Second Closing as service rendered to Parent or any Subsidiary of Parent; provided, that the foregoing shall not apply with respect to benefit accrual or eligibility for subsidized early retirement benefits under any defined benefit pension plan, for purposes of eligibility for retiree medical, dental or life benefits or calculating retiree healthcare premiums or to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) Parent shall waive any pre-existing condition limitations and eligibility waiting periods for the Transferred Employees and their eligible dependents under Parent Plans that are self-insured by Parent and that provide medical and dental benefits and (iii) under Parent Plans that are self-insured by Parent and that provide medical and dental benefits, Parent shall give credit to Transferred Employees and their eligible dependents for payments made during 2009 for co-payments and deductibles under Seller Plans that provide medical and dental benefit.

(e) Effective as of the Second Closing, the Transferred Employees shall be entitled to participate in Parent’s severance benefits plan applicable to its U.S. based non-union employees (the “Parent Severance Plan”) on the same terms and conditions as apply to similarly situated employees of Parent and Parent shall treat the service of the Transferred Employees with the Seller (including any predecessor or Subsidiary thereof) before the Second Closing as service rendered to Parent for purposes of calculating severance pay and benefits under the Parent Severance Plan; provided, that such service will not apply for purposes of qualifying for treatment as a retiree or a bridged retiree (as that term is defined in the Parent Severance Plan) under the Parent Severance Plan.

(f) Notwithstanding anything in this Section 4.9 to the contrary, the Seller shall be solely responsible for (i) any and all Liabilities, including, without limitation, any severance and/or change in control arrangements, under the Seller Plans for all periods ending before, on or after the Closing Date for all of Seller’s employees (including former employees, retirees and independent contractors), including the Transferred Employees, (ii) for any and all Liabilities for compensation and employee benefits, including, without limitation, any severance and/or change in control arrangements, for all of Seller’s employees (including former employees, retirees and independent contractors), including the Transferred Employees, for any periods ending on or prior to the Closing Date and (iii) for any and all Liabilities for compensation and employee benefits, including, without limitation severance and/or change in control arrangements for all of Seller’s employees (including former employees, retirees and independent contractors), excluding the Transferred Employees, for any periods ending after the Closing Date.  Parent and Purchaser shall be responsible only for Liabilities for compensation and employee benefits with respect to the Transferred Employees for any periods beginning after the Closing Date.

(g) Beginning on the Second Closing, the Transferred Employees will receive vacation time for service after the Second Closing on the same terms and conditions as those that apply to similarly situated newly hired employees of Parent, provided that Parent shall count service to the Seller (including any predecessor or Subsidiary thereof) as if such service was provided to Parent solely for purposes of determining amount of vacation time available to the Transferred Employees.  On or prior to the Second Closing, all of the Transferred Employees shall have utilized their accrued vacation time or been compensated by the Seller for accrued vacation time through the Second Closing in accordance with the terms of the Seller’s paid time off policy.

(h) Notwithstanding anything in this Section 4.9 to the contrary, nothing in this Agreement shall prevent the amendment or termination of any Parent Plan or interfere with Parent’s right or obligation to make any changes that are necessary to conform with applicable Law.  Nothing contained in this Agreement shall restrict the ability of Purchaser and/or Parent to terminate the employment of any Transferred Employee for any reason at any time following the Second Closing.  No provision of this Section 4.9 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Seller or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(i) At least five Business Days prior to its distribution, the Seller shall provide Purchaser with a copy of any communication intended to be made to any Key Products Employee relating to the Transactions and shall provide Purchaser with an opportunity to make reasonable revisions thereto within four Business Days of receipt of a copy of such communication.

(j) The Seller and its Subsidiaries hereby, effective at the Second Closing, (A) release each Transferred Employee from any non-competition and/or confidentiality covenant or similar restriction that would prohibit or otherwise restrict or limit such Transferred Employee’s employment with Parent, Purchaser or any other Subsidiary of Parent and (B) waive any and all right that the Seller or its Subsidiaries may have to seek any damages, equitable remedies or other relief as a result of such Transferred Employee’s employment with Parent, Purchaser or any other Subsidiary of Parent.

Section 4.10 Further Assurances.  In the event that (a) at any time after the First Closing Date any further action is necessary or desirable to fully effect the First Closing Transactions or (b) at any time after the Second Closing Date any further action is necessary or desirable to fully effect the Second Closing Transactions, each of the parties hereto shall take, or cause to be taken, such further action (including (i) transferring back to the Seller or its designated Affiliate any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Purchaser at or before the Second Closing, (ii) transferring to Purchaser any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Purchaser at or before the First Closing or the Second Closing, as applicable, and (iii) the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting party (unless otherwise specified herein).

Section 4.11 Seller Non-Competition and Non-Solicitation.

(a) For a period of five years from and after the First Closing Date, except as provided in the Work Plan, neither the Seller nor any of its Affiliates shall, directly or indirectly, engage in, own, have any financial interest in (other than a financial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the counter market which financial interest (held directly or indirectly) does not exceed five percent (5%) of such company’s outstanding securities), manage or operate anywhere in the United States, a business the same as, substantially similar to, or which materially competes with, the business of developing, marketing or manufacturing product candidates INS-19 Granulocyte Colony Stimulating Factor and INS-20 Pegylated Granulocyte Colony Stimulating Factor.

(b) For a period of five years from and after the Second Closing Date, neither the Seller nor any of its Affiliates shall, directly or indirectly, engage in, own, have any financial interest in (other than a financial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the counter market which financial interest (held directly or indirectly) does not exceed five percent (5%) of such company’s outstanding securities), manage or operate anywhere in the United States, a business the same as, substantially similar to, or which materially competes with, the business of developing, marketing or manufacturing the Key Products.

(c) For a period of five years following the Second Closing Date, the Seller shall not, and the Seller shall cause its Subsidiaries and their Affiliates, not to, for its or their own account or for the account of any other Person (i) encourage any supplier of any materials related to the manufacture of Key Products to terminate or alter such relationship to the disadvantage of Purchaser or any of its Affiliates, (ii) encourage any Person not to enter into a business relationship with Purchaser or any of its Affiliates or (iii) impair or attempt to impair any relationships between Purchaser or any of its Affiliates and any of their respective customers, clients, suppliers or other Persons with whom they have business relationships.

(d) Commencing on the date hereof and continuing for a period of two (2) years from and after the Second Closing Date, neither the Seller nor any of its Affiliates shall, directly or indirectly, solicit for employment or employ any Key Products Employee, or request, induce or advise any Key Products Employee to leave the employ of Purchaser or any of its Affiliates, without the prior written consent of Purchaser; provided, that a general offer of employment to the public shall not be deemed prohibited hereunder as long as not specifically directed at Key Products Employees.

(e) The nature and scope of the foregoing protection has been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by the Seller for such obligations.  If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 4.11 as will render such restrictions valid and enforceable.

(f) In the event of a breach or threatened breach of this Section 4.11, Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

Section 4.12 Certain Tax Matters.

(a) Transfer Taxes.  Notwithstanding anything herein to the contrary, the Seller and its Affiliates shall be solely liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes (“Transfer Taxes”) payable by reason of the Transactions, and the Seller or its Affiliates shall file, at their expense, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided, however, that if required by applicable Law, Parent and Purchaser will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Seller, Parent and Purchaser agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes

(b) Certain Apportionments.  For purposes of determining the Liability of the Seller for Taxes with respect to the Purchased Assets under Section 1.5(a)(i), all real, personal property and other Taxes not based on or measured by income or receipts of Seller, in each case, with respect to the Purchased Assets (the “Apportioned Obligations”), shall be prorated between the Seller and Purchaser, with such Taxes being borne by the Seller based on the ratio of the number of days in the relevant period prior to and including the First Closing Date, with respect to the First Closing Assets, or the Second Closing Date, with respect to the Second Closing Assets, to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a Lien or are assessed, and such Taxes being borne by Purchaser based on the ratio of the number of days in the relevant period after the First Closing Date, with respect to the First Closing Assets, or the Second Closing Date, with respect to the Second Closing Assets, to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a Lien or are assessed.

(c) Apportioned Obligations.  Apportioned Obligations shall be timely paid, and all applicable filings, reports and Tax Returns shall be filed, as provided by Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 4.12(b). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 4.12(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten days after the presentation of such statement.

(d) Allocation of Purchase Price.  At least 15 days prior to the Second Closing Date, Seller shall prepare and deliver to Parent for Parent's review, comment and approval, which shall not be unreasonably withheld, a statement setting forth the allocation, of the Purchase Price (including the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code.  Seller and Purchaser shall resolve any differences with respect to such allocation.  Both the Seller and Purchaser agree to report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the agreed upon allocation (the “Allocation”), and neither the Seller nor Purchaser shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless, and then only to the extent, required by a final “determination” as defined in Section 1313(a) of the Code.

Section 4.13 Mail; Payments.

(a) The Seller authorizes and empowers Purchaser on and after the Second Closing Date to receive and open all mail and other communications received by Purchaser relating to the Purchased Assets and to deal with the contents of such communications in good faith and in a proper manner.  The Seller shall promptly deliver to Purchaser any mail or other communication received by the Seller after the Second Closing Date pertaining to the Purchased Assets.  Parent and Purchaser shall promptly deliver to the Seller any mail or other communication received by Parent or Purchaser after the Second Closing Date pertaining to the Excluded Assets or the Retained Liabilities.

(b) The Seller shall promptly pay or deliver to Purchaser any monies or checks relating to the Purchased Assets which have been mistakenly sent after the Second Closing Date to the Seller and which should have been sent to Purchaser.  Parent and Purchaser shall promptly pay or deliver to Seller any monies or checks relating to the Excluded Assets and the Retained Liabilities which have been mistakenly sent after the Second Closing Date to Parent or Purchaser and which should have been sent to the Seller.

Section 4.14 Excluded Products.  Prior to the Second Closing, Seller shall, at its own cost and expense, remove all inventory of Excluded Assets from the Boulder Facilities.

Section 4.15 Notices to Debt, Option and Warrant Holders.  The Seller shall take all actions and provide all notices which may be required pursuant to the terms of any outstanding options, warrants and convertible debt instruments of the Seller, including the terms of the Seller Convertible Notes, which may be required as a result of the execution of this Agreement and the consummation of the Transactions.

Section 4.16 Release under Security for Assumed Boulder Leases.  The parties shall cooperate in seeking the release, effective as of the Second Closing, of any security deposit, cash collateral, letter of credit, line of credit or other surety posted by the Seller and held by the landlord(s) or financial institution(s) issuing letter(s) of credit as security under the Assumed Boulder Leases (each a “Lease Security:”).  In furtherance of the obligations set forth in this Section 4.16, Purchaser or Parent may, if required, provide the applicable landlord or financial institution with a Lease Security to replace the Lease Security that has been posted by the Seller, in an amount which is not in excess of such Lease Security posted by the Seller.

ARTICLE V

CONDITIONS TO THE SECOND CLOSING

Section 5.1 Conditions to Each Party’s Obligation to Effect the Second Closing Transactions.  The respective obligations of each party hereto to consummate the Second Closing Transactions shall be subject to the satisfaction (or waiver by the parties, if permissible under applicable Law) on or prior to the Second Closing of the following conditions:

(a) No Injunction.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Second Closing Transactions or making the consummation of the Second Closing Transactions illegal.

(b) HSR Act.  Any waiting period (and any extension thereof) under the HSR Act (to the extent applicable to the Second Closing Transactions) shall have expired or been terminated.

Section 5.2 Conditions to the Seller’s Obligation to Effect the Second Closing Transactions.  The obligations of the Seller to consummate the Second Closing Transactions are subject to the satisfaction (or waiver by the Seller, if permissible under applicable Law) on or prior to the Second Closing of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct (without regard to any qualifications as to materiality or material adverse effect (or any correlative term) contained in such representations and warranties) as of the date when made and as of the Second Closing Date, except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Performance.  Parent and Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Purchaser at or prior to the Second Closing.

(c) Deliveries.  The Seller shall have received the deliveries contemplated by Section 5.5.

Section 5.3 Conditions to Parent’s and Purchaser’s Obligation to Effect the Second Closing Transactions.  The obligations of Parent and Purchaser to consummate the Second Closing Transactions are subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Second Closing of each of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Seller in Section 2.1, Section 2.2(a), Section 2.3, Section 2.18, Section 2.20 and/or Section 2.22 shall be true and correct in all respects as of the date when made and as of the Second Closing Date (except for representations and warranties in such Sections made as of a specified date, which shall be measured only as of such specified date); and each of the other representations and warranties of the Seller in this Agreement shall be true and correct (without regard to materiality or Seller Material Adverse Effect qualifiers contained therein) as of the date when made and as of the Second Closing Date, except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date and (ii) where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

(b) Performance.  The Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Seller at or prior to the Second Closing.

(c) Deliveries.  Parent and Purchaser shall have received the deliveries contemplated by Section 5.4.

(d) Governmental and Third Party Actions;  No action, suit, proceeding, inquiry or investigation by any Governmental Authority or third party (including any shareholders of the Seller, whether brought directly, derivatively or otherwise), shall be instituted, pending or threatened that seeks, or could reasonably be expected to seek, (i) to impose or confirm limitations on the ability of Parent, Purchaser or any of Parent’s other Affiliates to effectively exercise full rights of ownership of the Purchased Assets, (ii) to require or compel Parent, Purchaser or any of Parent’s other Affiliates to divest, license, dispose of or hold separate any portion of its businesses, operations or assets, (iii) to prohibit Parent, Purchaser or any of Parent’s other Affiliates from effectively controlling or operating any portion of the Purchased Assets or (iv) to enjoin, restrain, prevent, prohibit, rescind, invalidate, void or undue any of the Transactions.

(e) No Material Adverse Effect.  Since the date hereof, there shall have been no Event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

(f) Bankruptcy.  (i) Neither a voluntary petition shall have been filed by the Seller or any of its Subsidiaries nor an involuntary petition shall have been filed against the Seller or any of its Subsidiaries and not dismissed, under title 11 of the United States Code and (ii), either within the United States or in any other country, a proceeding shall not have been threatened or instituted and not dismissed by or against the Seller or any of its Subsidiaries seeking to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of any of them or any of their debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator or other similar official for the Seller or any of its Subsidiaries or for any substantial part of their assets.

(g) Consents and Approvals.  All of the consents or notifications set forth in Section 5.3(g) of the Seller Disclosure Schedule shall have been obtained or made at or prior to the Second Closing.

(h) Legal Opinion.  Purchaser shall have received a legal opinion, addressed to it and to Parent, dated the Second Closing Date, from outside counsel to Seller, in form and substance satisfactory to Purchaser, to the effect set forth in Section 5.3(h) of the Seller Disclosure Schedule.

Section 5.4 Deliveries by the Seller at Second Closing.  On the Second Closing Date, the Seller shall deliver or cause to be delivered to Purchaser:

(a) Officer’s Certificate.  An officer’s certificate signed by a senior officer of the Seller, dated the Second Closing Date, certifying (i) that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled and (ii) as to the matter set forth in Section 5.4(a) of the Seller Disclosure Schedule.

(b) Instruments of Assignment.  To the extent that any of the Assumed Boulder Leases have been recorded, duly executed recordable instruments of assignment for each such Assumed Boulder Lease, in form and substance reasonably acceptable to Parent.  To the extent that any of the Assumed Boulder Leases have not been recorded, duly executed instruments of assignment for each such Assumed Boulder Lease, in form and substance reasonably acceptable to Parent.

(c) Bill of Sale.  A duly executed bill of sale for all other Purchased Assets.

(d) Receipt.  The Seller shall deliver to Parent and Purchaser a receipt for the Purchase Price.

(e) Withholding Certificate.  A certificate signed by a senior officer of the Seller, dated the Second Closing Date and in form and substance satisfactory to Parent, conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(f) Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Second Closing Transactions in order to complete the Second Closing Transactions.

Section 5.5 Deliveries by Purchaser at Second Closing.  On the Second Closing Date, Parent and Purchaser shall deliver or cause to be delivered to the Seller:

(a) Officer’s Certificate.  A certificate signed by an authorized signatory of Parent and Purchaser, dated the Second Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

(b) Closing Consideration Amount.  The Second Closing Purchase Price by wire transfer of immediately available funds, to the accounts designated by the Seller.

(c) Assumption Agreement.  A duly executed assumption agreement evidencing the assumption by Purchaser of the Assumed Liabilities in accordance with the terms herein.

(d) Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Second Closing Transactions in order to complete the Second Closing Transactions.

ARTICLE VI

TERMINATION

Section 6.1 Termination.  This Agreement may be terminated and the Second Closing Transactions abandoned at any time prior to the Second Closing:

(a) by the mutual written consent of the Seller and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either the Seller or Parent:

(i)
if the Second Closing shall not have been consummated on or before the close of business on July 9, 2009 (the “End Date”), provided, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Second Closing to be consummated on or before the End Date; or

(ii)
if any Restraint enjoining, restraining, preventing or prohibiting the Second Closing Transactions shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(c) by Parent or Purchaser:

(i)
if prior to the Second Closing, the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3 and (B) is either incurable or, if curable, is not cured by the Seller by the earlier of (x) 30 days following receipt by the Seller of written notice of such breach or failure and (y) the End Date; provided, at the time of the delivery of such written notice, neither Parent nor Purchaser shall be in material breach of its obligations under this Agreement; or

(ii)	if prior to the Second Closing (A) the Seller enters into a Contract relating to an Acquisition Proposal or (B) the Seller or the Seller Board publicly announces its intention to do so; or

(iii)	if prior to the Second Closing, the Seller shall have breached in any material respect any of its obligations pursuant to Section 4.2; or

(iv)
upon at least five Business Days prior written notice if prior to the Second Closing, any action, suit or proceeding by any Governmental Authority or third party (including any shareholders of the Seller, whether brought directly, derivatively or otherwise), shall be instituted or pending (and not dismissed with prejudice within 10 Business Days) that seeks, or could reasonably be expected to seek to enjoin, restrain, prevent, prohibit, rescind, invalidate, void or undue any of the Transactions; or

(d) by the Seller:

(i)
if prior to the Second Closing, either Parent or Purchaser shall have (A) failed to perform in any material respect any of its obligations required to be performed by it under this Agreement or (B) breached any of Parent’s or Purchaser’s representations and warranties (without regard to materiality or Purchaser Material Adverse Effect qualifiers contained therein), which breach or failure to perform, in the case of clause (B), would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent or Purchaser by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date, provided, at the time of the delivery of such written notice, the Seller shall not be in material breach of its obligations under this Agreement; or

(ii)	the Seller enters into a definitive agreement with respect to a Superior Proposal in compliance with Section 4.2.

Section 6.2 Effect of Termination.  In the event of a termination of this Agreement as provided in Section 6.1 (other than pursuant to Section 6.1(a)), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, except that (i) Section 1.5(b), Section 4.8, this Section 6.2, Section 6.3, Section 6.4, ARTICLE VII and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement and remain in full force and effect and (ii) nothing shall relieve any party from liability or damages for fraud or any willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.  Notwithstanding the foregoing, Section 4.6(b), Section 4.6(c) and Section 4.11(a) shall also survive termination of this Agreement and remain in full force and effect with respect to the First Closing Assets unless the Seller has the right to exercise the Repurchase Right and the Seller actually exercises the Repurchase Right pursuant to Section 6.4, in which case Section 4.6(b), Section 4.6(c) and Section 4.11(a) shall not survive the termination of this Agreement.

Section 6.3 Termination Fees.

(a) If a Seller Payment Event occurs, the Seller shall pay Parent (by wire transfer of immediately available funds), a fee of $5,200,000 (the “Seller Termination Fee”).  A “Seller Payment Event” means the termination of this Agreement pursuant to:

(i)	Section 6.1(c)(ii), Section 6.1(c)(iii) or Section 6.1(d)(ii);

(ii)
Section 6.1(b)(i), but only if, both (A) prior to the End Date, an Acquisition Proposal shall have been publicly announced or publicly known or otherwise communicated to the Seller’s Board of Directors and not withdrawn, revoked or rejected prior to the date of termination of this Agreement pursuant to Section 6.1(b)(i) and (B) the Seller, within twelve months of such termination, enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal (provided that for purposes of this clause (ii), each reference to “15%” in the definition of Acquisition Proposal shall be deemed a reference to “75%” and the reference to “any of the Purchased Assets” in clause (i) of the definition of the term “Acquisition Proposal” shall be deemed a reference to substantially all of the Purchased Assets).

If this Agreement is terminated by Parent pursuant to Section 6.1(c)(ii) or Section 6.1(c)(iii), the Seller shall make the payment required by Section 6.3(a) to Parent on the second Business Day after the date of such termination.  If this Agreement is terminated by Seller pursuant to Section 6.1(d)(ii), the Seller shall make the payment required by Section 6.3(a) to Parent contemporaneously with the termination of this Agreement.  If this Agreement is terminated by pursuant to Section 6.1(b)(i), the Seller shall make any payment required by Section 6.3(a) to Parent on the date of its entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, whichever is earlier.

(b) If a Seller Payment Event occurs, the Seller shall, in addition to the payment required by Section 6.3(a), reimburse Parent and Purchaser (by wire transfer of immediately available funds), no later than two Business Days after such Seller Payment Event, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) incurred by them in connection with this Agreement and the Transactions, not to exceed $500,000.

(c) The Seller acknowledges that the agreements contained in this Section 6.3 are an integral part of the Transactions and that, without these agreements, Parent and Purchaser would not enter into this Agreement.  In the event that the Seller fails to pay any amount due pursuant to this Section 6.3 to Purchaser in the timeframe set forth herein, the Seller shall reimburse Parent and Purchaser for all reasonable costs and expenses actually incurred or accrued by Parent and Purchaser (including reasonable fees and expenses of counsel) in connection with Parent’s and Purchaser’s enforcement of this Section 6.3.

Section 6.4 First Closing Assets Repurchase Right.

(a) In the event of a termination of this Agreement (i) by the Seller pursuant to Section 6.1(d)(i), (ii) by Parent or Purchaser pursuant to Section 6.1(b)(i) if the Second Closing shall not have been consummated on or before the End Date solely due to the failure of the condition set forth in Section 5.3(e) to be satisfied or (iii) by Parent or Purchaser pursuant to Section 6.1(c)(iv), the Seller shall have the right to repurchase the First Closing Assets from Purchaser pursuant to the terms and conditions of this Section 6.4 (the “Repurchase Right”).  In the event of a termination of this Agreement for any other reason, Purchaser shall retain the First Closing Assets and from and after the time of termination no further payments shall be required to be made by Parent, Purchaser or any of their Affiliates to the Seller with respect to the First Closing Assets pursuant to this Agreement, including Section 1.7, or any other agreement.

(b) If the Repurchase Right arises as a result of a termination by the Seller pursuant to Section 6.1(d)(i), the purchase price to be paid by the Seller to Purchaser for the First Closing Assets will be equal to $1.00 and the assumption of the obligations set forth in this Section 6.4.  If the Repurchase Right arises as a result of a termination by Parent or Purchaser pursuant to Section 6.1(b)(i) (in the circumstances described in Section 6.4(a) with respect to such termination) or Section 6.1(c)(iv), the purchase price to be paid by the Seller to Purchaser for the First Closing Assets will be equal to $2,500,000 plus an amount equal to the aggregate payments which have been paid on or prior to the date of the termination of this Agreement by Parent or Purchaser to the Seller pursuant to Section 1.7(b).

(c) The Seller may exercise the Repurchase Right by providing written notice to Parent and Purchaser, within 30 days of the termination date giving rise to the Repurchase Right, of the Seller’s intention to exercise the Repurchase Right.  The closing of the Repurchase Right shall be held promptly following receipt by Parent of such written notice and in no event later than 10:00 a.m. on the fifth Business Day after the date of Seller’s written notice of its exercise of the Repurchase Right at the offices of McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219, or such other time, date and place as may be agreed upon in writing by the parties hereto.  At this closing, the Seller shall pay the amount required by Section 6.4(b) in cash by wire transfer of immediately available funds to the account designated in writing by Parent or Purchaser.  At this closing, the parties shall execute and deliver such documents as are reasonably necessary and typical for similar transactions in order to complete the transfer of the First Closing Assets from Purchaser back to the Seller and the Seller shall enter into an agreement to indemnify, defend and hold harmless the Parent Indemnified Parties from and against all Losses arising in connection with or relating to the First Closing Assets from after such closing date.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment or Supplement.  At any time prior to the Second Closing, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, by action taken by the Boards of Directors of the Seller and Parent and the Board of Managers of Purchaser.

Section 7.2 Extension of Time, Waiver, Etc.  At any time prior to the Second Closing, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Seller, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 7.3 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that Purchaser may assign any of its rights and obligations hereunder, in whole or in part, to Parent or any wholly-owned Subsidiary of Parent without obtaining the consent of the Seller and any such assignment shall not relieve Purchaser or Parent of their obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 7.3 shall be null and void.

Section 7.4 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto

Section 7.5 Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the Seller Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b) Any claim, action or dispute against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the Commonwealth of Virginia in the City of Richmond and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided, that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such claim, action or dispute in any federal or state court located in the Commonwealth of Virginia in the City of Richmond, (ii) any claim that any such claim, action or dispute brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such claim, action or dispute.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such claim, action or dispute in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION OR DISPUTE.

Section 7.7 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 7.6(b), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 7.8 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

Merck & Co., Inc.

One Merck Drive

PO Box 100 WS3B-65

Whitehouse Station, New Jersey  08889-0100

Attention: Office of the Secretary

Facsimile:(908) 735-1246

with a copy, which will not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York  10004

Attention: David N. Shine

Facsimile: (212) 859-4000

If to the Seller, to:

Insmed Incorporated

8720 Stony Point Parkway

Suite 200

Richmond, Virginia  23235

Attention: Kevin P. Tully

Facsimile: (804) 565-3512

with a copy, which will not constitute notice, to:

McGuireWoods LLP

One James Center, 901 E. Cary Street

Richmond, Virginia  23219

Attention: Joseph C. Carter, III

Facsimile: (804) 698-2028

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York City time) on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.9 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 7.10 Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Boulder Facilities” shall mean the Primary Boulder Facilities and the Secondary Boulder Facilities.

(c) “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York are authorized or required by Law to be closed.

(d) “Confidential Information” shall mean all confidential or proprietary information, whether written or oral.  Notwithstanding the foregoing, Confidential Information shall not include information (i) which was publicly known prior to initial disclosure of such information by a disclosing Person, (ii) that has become publicly known, in print or other tangible form, without any act or omission of any Person other than the disclosing Person, (iii) received by a receiving party without restriction at any time from a third party, other than the disclosing party, rightfully having possession of and the right to disclose such information, (iv) shown to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party or (v) shown to have been independently developed by employees or agents of the receiving party without access to or use of such information of the disclosing party.

(e) “Contracts” shall mean all contracts, agreements, arrangements, leases, licenses, obligations, sales and purchase orders, commitments, and other written arrangements or undertakings that are binding, or purport to be binding by their terms, on the parties thereto, and any outstanding bids or proposals (which bids or proposals if accepted by the recipient thereof would result in a binding contract).

(f) “Excluded Products” shall mean each of the following products or product candidates: (i) Insulin-like Growth Factor-1 (IGF-1), (ii) rhIGFBP-3, (iii) IPLEX™ (mescaserim rinfibrate, a binary protein complex of human insulin-like growth factor-1 (rhIGF-1) and human insulin-like growth factor-binding protein-3), (iv) INSM-18 (also known as masoprocal or nordihydroguairetic acid), (v) 3C Protease, (vi) IFN-Tau and (vii) d-chiro-Inositol.

(g) “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

(h) “GAAP” shall mean generally accepted accounting principles in the United States.

(i) “Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission, authority, department, court, or official, including any political subdivision thereof, any governmental self-regulatory agency or any other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.

(j) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(k) “Indebtedness” shall mean all obligations and indebtedness of the Seller or its Subsidiaries (i) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (ii) evidenced by a note, bond, debenture or similar instrument, (iii) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (iv) under letters of credit, banker’s acceptances or similar credit transactions, (v) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (vi) for interest on any of the foregoing and/or (vii) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

(l) “Intellectual Property Rights” shall mean, collectively, all United States and non-United States (i) Trademarks, (ii) copyrights, including computer software and Internet web sites, (iii) patents, inventions and discoveries, whether patentable or not, (iv) Trade Secrets, (v) all other intellectual and industrial property not enumerated or described above and (vi) all registrations and applications therefor, and all reissues, reexaminations, provisionals, divisions, continuations, supplemental protections, renewals, extensions, restorations and reversions thereof.

(m) “IPLEX™ EAP” shall mean the expanded access program pursuant to which the Seller makes IPLEX™ available to physicians anywhere in the world to treat patients.

(n) “Key Products” shall mean all follow-on biologics of the Seller or its Subsidiaries, including all of the following product or product candidates: (i) INS-19 Granulocyte Colony Stimulating Factor, (ii) INS-20 Pegylated Granulocyte Colony Stimulating Factor and (iii) each of following biosimilar product candidates: (1) interferon beta 1b (IFN β 1b), (2) epoetin alfa, (3) Pegylated alpha interferon, (4) r FVIIa, (5) Fc-sTNF-R2, (6) anti-TNF-alpha monoclonal antibody and (7) anti-Her2 monoclonal antibody.

(o) “Key Products IP Contracts” shall mean all Contracts that relate to the research, development, distribution, supply, license, co-promotion or manufacturing of any Key Product, or any Intellectual Property Rights relating to the foregoing.

(p) “Knowledge” of the Seller shall mean the knowledge of any of the individuals set forth in Section 7.10(p) of the Seller Disclosure Schedule after reasonable review and due inquiry.

(q) “Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(r) “Lien” shall mean, with respect to any property or asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(s) “Permitted Liens” shall mean (i) any Liens for Taxes not yet due, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) any purchase money security interests and (vii) any other Lien not material in amount and that does not, in any case, materially detract from the value of the property subject thereto.

(t) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

(u) “Primary Boulder Facilities” shall mean the Seller’s facilities located at 2590 Central Avenue and 5797 Central Avenue in Boulder, Colorado.

(v) “Regulatory Authority” shall mean any applicable Governmental Authority, domestic or foreign (including the United Kingdom Medicines and Healthcare Products Regulatory Agency), involved in granting approvals for the testing, manufacturing, marketing, reimbursement and/or pricing of a compound or product, and any successor Governmental Authority having substantially the same function.

(w) “SEC” shall mean the Securities and Exchange Commission.

(x) “Secondary Boulder Facilities” shall mean the Seller’s facilities located at 2500 Central Avenue, Suite A, and 2500 Central Avenue, Suite H-1, in Boulder, Colorado.

(y) “Seller Confidential Information” shall mean all Confidential Information in which the Seller or any of its Subsidiaries have any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Seller or any of its Subsidiaries.

(z) “Seller Convertible Notes” shall mean the Seller’s outstanding 5.5% Senior Convertible Notes due 2008-2010.

(aa) “Seller Material Adverse Effect” shall mean (i) a material adverse effect on the Purchased Assets, taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Seller Material Adverse Effect shall have occurred: (A) changes in the general market, capital markets, economic or political conditions in the United States or any other region outside of the United States (including the commencement, continuation or escalation of a war or material armed hostilities), (B), the announcement of this Agreement or the pendency or consummation of the Transactions, (C) the identity of Parent, Purchaser or any of their Affiliates as the acquirer or the Purchased Assets, (D) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, (E) the termination by customers, suppliers, licensors and distributors of their relationship with the Seller or any of its Subsidiaries, or (F) the termination by employees of their employment with the Seller or any of its Subsidiaries, or (ii) any event, change, development, effect, condition circumstance, matter, occurrence or state of facts (each an “Event”) that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation of the Transactions or the performance by the Seller of any of its material obligations under this Agreement.  Without limiting the generality of the foregoing, any of the following Events shall be deemed to constitute a Seller Material Adverse Effect:  (1) the FDA or any other Regulatory Authority takes any action, or threatens to take any action, which has impaired or delayed, or would reasonably be expected to impair or delay, the Seller’s ability to develop, manufacture, test or market any Key Product, (2) the landlords of any of the Primary Boulder Facilities terminates, or threatens to terminate, any of the Primary Boulder Leases for any reason, (3) any of the Primary Boulder Facilities, or any material portion thereof (or any equipment therein), is damaged, destroyed or unusable for any reason, whether due to fire, natural disaster, acts of terrorism, equipment malfunction or any other reason, (4) any clinical trial of a Key Product is suspended, put on hold or terminated for any reason prior to completion, or if the results of any of the foregoing indicate that a Key Product is or may be unsafe or not bioequivalent to the original drug formulation, (5) any unexpected drug related, serious adverse event in patients who received Key Products in a clinical trial or (6) any action or proceeding is pending or threatened regarding the violation or infringement of any Key Product in any material respect with any Intellectual Property Rights of any third party.

(bb) “Solvent” shall mean with respect to any Person that, as of any date of determination, (i) the amount of the Fair Value and Present Fair Saleable Value of the assets of such Person exceeds as of such date its respective Stated Liabilities and other Contingent Liabilities, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which such Person is engaged as a going concern following such date (iii) such Person will have sufficient assets and cash flow to pay its respective Stated Liabilities and other Contingent Liabilities as they mature or otherwise become due and (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature.  For purposes of this definition (A) the term, “Fair Value” means the amount at which the assets, in their entirety, of such Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act, (B) the term “Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Person are sold with reasonable promptness under normal selling conditions in a current market, (C) the term “Stated Liabilities” means all known liabilities and recorded liabilities (including Contingent Liabilities that would be recorded in accordance with GAAP consistently applied) of such Person and (D) the term “Contingent Liabilities” means the maximum estimated amount of liability reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of such Person.

(cc) “Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate) or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

(dd) “Trademark” shall mean trademarks, service marks, trade dress, trade names, brand names, domain names and any other indicia of origin or goodwill, together with all registrations and applications for registration thereof and all good will associated therewith.

(ee) “Trade Secret” shall mean trade secrets, know-how, inventions (whether patented or patentable), technology, data, data bases, preclinical and clinical study reports, protocols, data and analyses, and all other confidential or proprietary information, including formulae, patterns, compilations, programs, devices, methods, techniques, processes, business methods, drawings, prototypes, models, designs, customer lists, supplier lists, ideas, practices, test results, assays, techniques, specifications, formulations, knowledge, skill, experience, materials and compositions of matter, including pharmaceutical, chemical and biological materials, products, research tools, software programs, algorithms, computational combinatorial medicinal chemistry technologies, scientific, technical, or test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, and stability data, safety data, studies, procedures, plans, diagrams, sketches, documentation, and patent-related and other legal information or descriptions.

(ff) “Transactions” shall mean the transactions contemplated by this Agreement.

Section 7.11 Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  All reference to dollars or to “$” shall be references to United States dollars.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

7176997

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INSMED INCORPORATED

By:
Name:	Kevin P. Tully
Title:	Executive Vice President and Chief Financial Officer

PROTEIN TRANSACTION LLC

By:
Name:	Richard N. Kender
Title:	President

MERCK & CO., INC.

By:
Name:	Richard N. Kender
Title:	Senior Vice President, Business Development & Corporate Licensing

Signature Page to Asset Purchase Agreement